UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FIRST AMERICAN FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 2, 2014

Dear Fellow Stockholder,

You are cordially invited to attend our annual meeting of stockholders at 1 p.m., Pacific time, on May 13, 2014, at the executive offices of First American Financial Corporation, located at 1 First American Way, Santa Ana, California 92707.

With this letter, we are including the notice for the annual meeting, the proxy statement and the proxy card. We are also including a copy of our 2013 annual report. A map and directions to our executive offices can be found on the inside back cover of the proxy statement.

We have made arrangements for you to vote your proxy over the Internet or by telephone, as well as by mail with the traditional proxy card. The proxy card contains instructions on these methods of voting.

Your vote is important. Whether or not you plan on attending the annual meeting on May 13, 2014, we hope you will vote as soon as possible.

Thank you for your continued support of First American Financial Corporation.

Parker S. Kennedy Chairman of the Board	Dennis J. Gilmore Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 13, 2014

The annual meeting of stockholders of First American Financial Corporation, a Delaware corporation (our “Company”), will be held at 1 p.m., Pacific time, on May 13, 2014, at the executive offices of the Company, located at 1 First American Way, Santa Ana, California 92707, for the following purposes:

1.	To elect the four persons named in the accompanying proxy statement to serve as Class I directors on our board of directors for a three year term;

2.	To approve, on an advisory basis, the Company’s executive compensation;

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on March 19, 2014 are entitled to notice of the meeting and an opportunity to vote.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 13, 2014: First American Financial Corporation’s notice of annual meeting and proxy statement, annual report and other proxy materials are available at www.firstam.com/proxymaterials.

We hope you will attend the meeting to vote in person. However, if you are unable to attend the meeting and vote in person, please submit a proxy as soon as possible, so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the questions and answers commencing on page 2 of the proxy statement and the instructions on the proxy card.

Jeffrey S. Robinson

Vice President and Secretary

Santa Ana, California

April 2, 2014

PROXY STATEMENT

Solicitation of Proxies by the Board of Directors

First American Financial Corporation’s Notice of Annual Meeting, Proxy Statement,

Annual Report and other proxy materials are available at

www.firstam.com/proxymaterials

Our board of directors (our “Board”) is soliciting proxies from holders of our common stock for use at the annual meeting of our stockholders to be held on May 13, 2014, at 1 p.m., Pacific time. The meeting will be held at the executive offices of First American Financial Corporation, a Delaware corporation (our “Company” or “First American”), located at 1 First American Way, Santa Ana, California 92707. We have included a map and directions to our executive offices on the inside back cover of the proxy statement for your convenience.

We are mailing this proxy statement and the enclosed proxy card, notice of annual meeting, stockholders letter and 2013 annual report to our stockholders on or about April 4, 2014. In lieu of a proxy card, holders of shares held in street name through a bank, broker or other nominee are receiving a voting instruction form from their bank, broker or other nominee. As used herein, references to “proxy” or “proxy card” also refer to the voting instruction form provided to street name holders.

The remainder of this proxy statement has been divided into three sections. You should read all three sections.

I.	Questions and answers: this section provides answers to a number of frequently asked questions.

II.	Proposals to be voted on: this section provides information relating to the proposals to be voted on at the stockholders’ meeting.

III.	Required information: this section contains information that is required by law to be included in this proxy statement and which has not been included in Sections I or II.

I.    QUESTIONS AND ANSWERS

Why have I been sent these proxy materials?

Our Board has sent you this proxy statement and the accompanying proxy card to ask for your vote, as a stockholder of our Company, on certain matters that will be voted on at the annual meeting.

What matters will be voted on at the meeting?

The matters scheduled to be voted on at the meeting are:

•

the election of four persons to serve on the Board as Class I directors until the next annual meeting at which Class I directors are elected or as soon as their successors are duly elected and qualified;

•	an advisory vote to approve executive compensation, which we will refer to as a “Say on Pay” vote;

•	the ratification of the Company’s selection of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the 2014 fiscal year; and

•	any other business properly raised at the meeting or any postponement or adjournment thereof.

At the time this proxy statement was mailed, our Board was not aware of any other matters to be voted on at the annual meeting.

Does our Board have any recommendations with respect to the listed proposals?

Our Board recommends you vote “FOR”: (1) all of its nominees for director; (2) the Say on Pay proposal; and (3) the ratification of PwC as our Company’s independent registered public accounting firm for the 2014 fiscal year.

Who may attend the annual meeting?

All stockholders of the Company.

Who is entitled to vote?

Stockholders of record as of the close of business on March 19, 2014, the record date, or those with a valid proxy from a bank, brokerage firm or similar organization that held our shares on the record date are entitled to vote on the matters to be considered at the annual meeting.

Who is a stockholder of record?

A stockholder of record is a person or entity whose name appears as an owner of one or more shares of our common stock on the records of our transfer agent as of its close of business on the record date.

How many shares are entitled to vote at the meeting?

As of the record date, 106,349,847 shares of our common stock, par value $0.00001 per share, were issued, outstanding and entitled to vote at the meeting.

How many votes do I have?

Each share of common stock is entitled to one vote on each proposal.

How many votes are needed to elect each director?

Those candidates receiving the highest number of affirmative votes, up to the number of Class I directors to be elected, will be elected as Class I directors.

Who are the director nominees?

The four nominees for Class I directors are:

James L. Doti Michael D. McKee	Thomas V. McKernan Virginia M. Ueberroth

See page 8 for biographical information regarding the nominees.

How many votes are needed to approve, on an advisory basis, the Company’s executive compensation?

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting are needed to approve, on an advisory basis, the Company’s executive compensation presented herein.

Is the Board of Directors bound by the Say on Pay vote?

No. The Say on Pay vote is advisory and non-binding.

How many votes are needed to ratify PwC as the Company’s independent registered public accounting firm?

The affirmative vote of a majority of the shares present and entitled to vote at the annual meeting are needed to ratify PwC as the Company’s independent registered public accounting firm.

What happens if the Company’s choice of PwC as its independent registered public accounting firm is not ratified by the stockholders?

If the stockholders do not ratify PwC as the Company’s independent registered public accounting firm for the 2014 fiscal year, the audit committee of the Board (the “Audit Committee”) will reconsider its choice of PwC as the Company’s independent registered public accounting firm and may retain a different independent registered public accounting firm; however, the Audit Committee may nonetheless determine that it is in the Company’s, and its stockholders’, best interests to retain PwC as the Company’s independent registered public accounting firm. Additionally, even if stockholders ratify the Audit Committee’s selection of PwC as the Company’s independent registered public accounting firm, the Audit Committee may at any time determine that it is in the Company’s, and its stockholders’, best interests to retain a different firm.

How do I vote?

You can vote on matters that properly come before the meeting in one of four ways:

You may vote by mail.

You do this by signing and dating the proxy card and mailing it in the enclosed, prepaid and addressed envelope within the required time. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote by telephone.

You do this by following the instructions accompanying the proxy card. If you submit your proxy by telephone, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy by telephone.

You may vote on the Internet.

You do this by following the instructions accompanying the proxy card. If you submit your proxy on the Internet, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy on the Internet.

You may vote in person at the meeting.

You can vote in person at the meeting. However, if you hold your shares in street name (in the name of a bank, broker or other nominee), you must request and receive, prior to the meeting, a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the meeting and you must present the legal proxy at the meeting in order to vote your shares.

What happens if I sign and return my proxy card, but don’t mark my votes?

Dennis J. Gilmore, chief executive officer, or Kenneth D. DeGiorgio, executive vice president, will vote your shares as proxies in accordance with the recommendations of the Board reflected herein.

Can I revoke my proxy?

You have the power to change or revoke your proxy at any time before the polls close at the meeting. You may do this by:

•	signing and returning another proxy card with a later date;

•	if you are a stockholder of record, submitting written notice of your revocation to our secretary at our mailing address on the cover page of this proxy statement;

•	submitting your proxy by telephone or on the Internet (only your latest proxy is counted); or

•

voting in person at the meeting, provided that if your shares are held in street name (in the name of a bank, broker or other nominee), you have obtained a legal proxy from your bank, broker or nominee giving you the right to vote your shares at the meeting. Attendance at the meeting will not by itself constitute revocation of a proxy.

Please note that any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Central time on May 12, 2014.

What happens if my shares are held under the name of a brokerage firm?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under NYSE rules to vote customers’ unvoted shares on certain “routine” matters. We believe that the proposal to ratify the selection of the Company’s independent registered public accounting firm is a routine matter under NYSE rules. If you do not submit your proxy, your brokerage firm has discretion to either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

Please note that the election to the Board of the four nominees named in this proxy statement is considered a non-routine matter under NYSE Rule 452. Accordingly, if you are a street name holder and do not submit your proxy to your broker, your broker will not have discretion to vote your shares with respect to that proposal. The Say on Pay proposal is similarly considered non-routine under NYSE Rule 452.

We encourage you to provide instructions to your brokerage firm by submitting your proxy. This ensures that your shares will be voted at the meeting. You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

Who will count the votes?

An employee of the Company’s transfer agent will serve as the inspector of elections and count the votes.

What does it mean if I get more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What is “householding” and do we do it?

Although we do not “household” for our registered stockholders, some brokers, banks or similar entities holding our common stock for their customers may deliver only one copy of our proxy materials to a household with multiple stockholders sharing the same address, unless contrary instructions have been received from the affected stockholders. This procedure, referred to as “householding,” reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders sharing an address whose shares of our common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials and wish to receive separate copies of these materials in the future. Alternatively, if you wish to receive a separate set of proxy materials for this year’s annual meeting, we will deliver them promptly upon request to our secretary at our address indicated on the first page of this proxy statement or at (714) 250-3000.

What constitutes a “quorum?”

A “quorum” refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. A majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Without a quorum, no business may be transacted at the annual meeting. However, whether or not a quorum exists, a majority of the shares represented at the annual meeting, either in person or by proxy, may adjourn the annual meeting to another date, time and place. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

What is a “broker non-vote” and how is it treated?

A “broker non-vote” occurs with respect to a proposal if the proposal is considered non-routine under NYSE Rule 452 (as described above) and the broker has not received voting instructions from a beneficial owner and therefore does not have the discretionary authority to vote shares held by the beneficial owner with respect to such proposal. Broker non-votes are treated as present for purposes of establishing the presence or absence of a quorum. A broker non-vote on the election of directors will not affect the outcome of the election, since election of directors is determined by a plurality of the votes cast, and no absolute number of affirmative votes is required. Broker non-votes will not count as votes cast “for” or “against” the Say on Pay proposal and will have no effect on the results of that proposal. We do not anticipate broker non-votes occurring with respect to the auditor ratification proposal because that matter is considered “routine” under NYSE Rule 452.

How are abstentions treated?

Abstentions are treated as present and entitled to vote, but are not treated as votes cast “for” or “against” a proposal. Because the election of directors proposal is determined by a plurality of the votes cast, abstentions have no effect on the outcome of that proposal. However, since the proposal to ratify the selection of the Company’s independent public registered accounting firm and the Say on Pay proposal require the affirmative vote of a majority of the shares present and entitled to vote, abstentions will have the same effect as a vote “against” those proposals.

What percentage of stock do the directors and executive officers own?

Together, they owned approximately 4.6% of our common stock as of the record date. See pages 15 through 16 for more details.

When are stockholder proposals for our next annual meeting due in order to be included in the proxy statement?

We will consider proposals submitted by stockholders for inclusion in the proxy statement for the annual meeting to be held in 2015 if they are received no later than the close of business on December 5, 2014 and comply with all other requirements of SEC Rule 14a-8. This date assumes that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one-year anniversary of the date of the current annual meeting. See page 63 for more details.

Who is paying the cost of preparing, assembling and mailing the notice of the annual meeting of stockholders, proxy statement and form of proxy, and the solicitation of the proxies?

The Company. We will also pay brokers and other nominees for the reasonable expenses of forwarding solicitation materials to their customers who own our common stock.

Who may solicit proxies?

In addition to this proxy statement, our directors, officers and other regular administrative employees may solicit proxies. None of them will receive any additional compensation for such solicitation. MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, has been engaged by the Company to solicit proxies at an estimated cost of $12,500 plus reimbursement of reasonable expenses.

How will solicitors contact me?

People soliciting proxies may contact you in person, by mail, by telephone, by e-mail or by facsimile.

Who are the largest principal stockholders outside of management?

The following table lists as of the record date the persons or groups of stockholders who are known to us to be the beneficial owners of more than 5% of our common stock. The information regarding beneficial owners of more than 5% of our common stock was gathered by us from the filings made by such owners with the Securities and Exchange Commission (the “SEC”) or from informal sources. Shares that may be acquired within 60 days are treated as outstanding for purposes of determining the amount and percentage beneficially owned. This table does not include shares beneficially owned by our directors and officers and entities controlled by them. See the tables under the heading “Security Ownership of Management” on pages 15 through 16 for that information.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(1)	10,492,176	9.9%
Ariel Investments, LLC(2)	9,964,903	9.4%
BlackRock, Inc.(3)	8,863,041	8.3%
The Vanguard Group – 23-1945930(4)	5,594,591	5.3%

(1)	According to a Schedule 13G/A filed on February 7, 2014, as of December 31, 2013, T. Rowe Price Associates, Inc. beneficially owned 10,492,176 shares of our common stock. These shares are owned by various individual and institutional investors, including T. Rowe Price Mid-Cap Value Fund, Inc. (which owns 5,433,124 shares, representing 5.1% of our outstanding common stock), which T. Rowe Price Associates, Inc. serves as an investment adviser with sole voting power over 2,167,600 shares and sole dispositive power over 10,492,176 shares of our common stock. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such shares; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The address of T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(2)	According to a Schedule 13G/A filed on February 14, 2014, as of December 31, 2013, Ariel Investments, LLC beneficially owned 9,964,903 shares of our common stock and had sole voting power over 9,143,111 shares and sole dispositive power over 9,964,903 shares. The address for Ariel Investments is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.

(3)

According to a Schedule 13G/A filed on January 29, 2014, as of December 31, 2013, BlackRock, Inc. beneficially owned 8,863,041 shares of our common stock and had sole voting power over 8,499,955 shares and sole dispositive power over 8,863,041 shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.

(4)	According to a Schedule 13G/A filed on February 12, 2014, as of December 31, 2013, The Vanguard Group – 23-1945930 beneficially owned 5,594,591 shares of our common stock and had sole voting power over 162,281 shares, sole dispositive power over 5,439,610 shares and shared dispositive power over 154,981 shares. The address for The Vanguard Group – 23-1945930 is 100 Vanguard Blvd., Malvern, PA 19355.

II.    PROPOSALS

Information Regarding the Nominees for Election

The following list provides information with respect to each person nominated and recommended to be elected as a Class I director by our Board, to serve for a three-year term expiring on the date of the 2017 annual meeting of stockholders. Each of the nominees is currently serving as a director of the Company.

James L. Doti	Mr. Doti, 67, has been a director since June 2010, when we separated from The First American Corporation. He is the president and Donald Bren Distinguished Chair of Business and Economics at Chapman University. He served as a director of The First American Corporation from 1993 until the separation. He served on the boards of Standard Pacific Corp. until 2012 and Fleetwood Enterprises, Inc. until 2009. As president of Chapman University and with a doctorate in economics from the University of Chicago, Dr. Doti gives our Company insight into the organizational challenges that large companies face and the impact of the economic environment on the Company.

Michael D. McKee	Mr. McKee, 68, has been a director since March 2011. He is currently chief executive officer of Bentall Kennedy U.S., L.P., one of the largest privately-owned real estate investment advisory firms in the United States. Mr. McKee also served as the chief executive officer of The Irvine Company, a privately-held real estate development and investment company, from 2007 to 2008, as vice chairman of its board of directors from 1999 to 2008 and as an executive officer of that company since 1994. Prior to that, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is currently a director of HCP, Inc. (NYSE: HCP), Realty Income Corporation (NYSE: O) and the Tiger Woods Foundation. He also previously served as a director of Mandalay Resort Group, Irvine Apartment Communities, Inc. and Oasis Residential Inc. Mr. McKee brings to the Board significant operating and executive management experience. This experience, combined with Mr. McKee’s extensive background in the real estate industry, facilitates the Board’s oversight of the Company’s operations and enhances its ability to assess strategic opportunities.

Thomas V. McKernan	Mr. McKernan, 69, has been a director since March 2011. He serves as chairman of the board of AAA – Auto Club Enterprises and the Automobile Club of Southern California (the “Auto Club”). Mr. McKernan served as chief executive officer of the Auto Club from 1991 until his retirement in 2012. Mr. McKernan also serves as a director of Payden & Rygel Investment Group and as a trustee of certain funds associated therewith. Other positions held by Mr. McKernan include directorships with various companies and membership on various advisory councils. In addition, he served as vice chairman of the board of California Physicians Service, Inc., which operates as Blue Shield of California, and its subsidiary, Blue Shield of California Life & Health Insurance Company, until September 2009. Through his operating and executive management experience, much of it gained in the process of transforming the Auto Club into a leader in the California insurance industry, Mr. McKernan brings to the Company valuable insight into the challenges facing an insurance company that is executing on a strategic growth plan. His extensive experience participating in the management of insurance company investment portfolios also has been of significant value to the Company.

Virginia M. Ueberroth	Ms. Ueberroth, 74, has been a director since June 2010, when we separated from The First American Corporation. She is chairman of the Ueberroth Family Foundation, a philanthropic organization, and a director of Hoag Memorial Hospital Presbyterian. She served as a director of The First American Corporation from 1988 until the separation. Through Ms. Ueberroth’s experience in philanthropic causes, the Company derives an appreciation for its stakeholders in the community.

Information Regarding the Other Incumbent Directors

The following list provides information with respect to the individuals currently serving as Class II directors, whose current term expires at the 2015 annual meeting of stockholders, followed by similar information with respect to the Class III directors, whose term expires in 2016.

Class II Directors—Term Expiring 2015

Hon. George L. Argyros	Mr. Argyros, 77, has been a director since June 2010, when we separated from The First American Corporation. He serves as chairman and chief executive officer of Arnel & Affiliates, a private diversified investment company. He served as a director of The First American Corporation from 1988 to 2001, was the U.S. Ambassador to Spain and Andorra from 2001 to 2004, and again served on The First American Corporation’s board of directors from 2005 until the separation. He currently serves as a director of DST Systems, Inc. and Pacific Mercantile Bancorp. Through his experience as a real estate investor, Mr. Argyros provides the Company with insight into the importance of our services to our customers as well as an important perspective on how we can improve those services.

Dennis J. Gilmore	Mr. Gilmore, 55, is our chief executive officer and has been a director since June 2010, when we separated from The First American Corporation. From 2008 until the separation, he served as chief executive officer of The First American Corporation’s financial services group. He also served as chief operating officer of The First American Corporation from 2004 to 2008. As the Company’s chief executive officer, Mr. Gilmore provides our Board of Directors in-depth insight into the Company’s businesses, challenges and opportunities, as well as significant experience in the real estate settlement services industry.

Herbert B. Tasker	Mr. Tasker, 77, has been a director since June 2010, when we separated from The First American Corporation. He has served as chairman and chief executive officer of Mason McDuffie Mortgage Corporation since 2005. He was a mortgage industry consultant from 2004 to 2005 and was vice chairman and managing director of Center Capital Group, Inc., a mortgage conduit, from 1999 to 2004. He served as a director of The First American Corporation from 2002 until the separation and has also previously served on the board of AmNet Mortgage, Inc. The Company avails itself of Mr. Tasker’s experience as an executive at various mortgage companies and prior service as president of the National Mortgage Bankers Association of America to better understand and anticipate trends in the mortgage industry.

Class III Directors—Term Expiring 2016

Anthony K. Anderson

Mr. Anderson, 58, has been a director since November 2012. He retired as a partner of Ernst & Young LLP in 2012, after serving the firm for 35 years, including as managing partner for the Pacific Southwest region and later for the Midwest region, and as vice chair and a member of the firm’s governing executive board. He is currently a director of Avery Dennison Corporation (NYSE: AVY), AAR Corp. (NYSE: AIR) and Exelon Corporation (NYSE: EXC). Mr. Anderson served on the board of the Federal Reserve Bank of Chicago from 2008 to 2010. He is a member of the American, California and

Illinois Institutes of Certified Public Accountants. With 35 years of public accounting experience, including significant experience auditing and advising major international, insurance and financial services companies, Mr. Anderson deepens the Board’s ability to oversee and guide accounting and financial matters. His extensive managerial experience at Ernst & Young brings additional insight into implementing strategies to drive strategic growth and customer satisfaction.

Parker S. Kennedy	Mr. Kennedy, 66, serves as chairman of the board and has been a director of the Company since June 2010, when we separated from The First American Corporation. Mr. Kennedy served as executive chairman of the Company from the separation until his retirement as an employee in February 2012. From 2003 until the separation, he served as The First American Corporation’s chairman and chief executive officer. Previously he also served as The First American Corporation’s president from 1993 to 2004. He served as a director of The First American Corporation and its successor entity, CoreLogic, Inc., from 1987 to 2011, and was CoreLogic, Inc.’s executive chairman from the separation to May 2011. Mr. Kennedy also served on the First Advantage Corporation board until 2009. We believe that Mr. Kennedy, who has worked with us in various capacities for over 30 years, has unparalleled executive experience in our industry. He also brings to the Company an incomparable understanding of our history and culture.

Mark C. Oman	Mr. Oman, 59, has been a director since March 2013. In 2011, he retired from Wells Fargo & Company, after serving it or its predecessors since 1979. At Wells Fargo he held numerous positions, including senior executive vice president (home and consumer finance) from 2005 until his retirement and group executive vice president (home and consumer finance) from 2002 to 2005. Mr. Oman also served as a director and the chief executive officer of Wachovia Preferred Funding Corp. from 2009 to 2011. He is currently involved with several private ventures and is a director of American Caresource Holdings, Inc. (NASDAQ: ANCI). Mr. Oman brings to the Board important insights into the mortgage market and working with large mortgage lenders.

See the section entitled “Security Ownership of Management,” which begins on page 15, for information pertaining to stock ownership of our directors. There are no family relationships among any of the directors or nominees or any of the executive officers of the Company. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is to be selected as a director.

Item 1. Election of Class I Directors

Our certificate of incorporation provides for a classified board of directors. Each person elected as a Class I director at the annual meeting of stockholders will serve for a three-year term expiring on the date of the 2017 annual meeting. Our Board has nominated the following individuals for election as Class I directors:

James L. Doti
Michael D. McKee
Thomas V. McKernan
Virginia M. Ueberroth

Unless otherwise specified by you in your proxy card, the proxies solicited by our Board will be voted “FOR” the election of the Class I director nominees. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominee(s) as shall be designated by our Board. Our Board presently has no knowledge that any of the nominees will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE CLASS I DIRECTOR NOMINEES.

Item 2. Advisory Vote to Approve Executive Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking the advice of our stockholders on the compensation of our named executive officers as presented in the “Executive Compensation” section of this proxy statement commencing on page 23. Specifically, we are seeking stockholder approval of the following resolution:

“RESOLVED, that the stockholders of First American Financial Corporation approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the company’s 2014 annual meeting of stockholders.”

We refer to this proposal as a “Say on Pay” proposal. As part of its process in determining executive compensation levels for 2013, the Compensation Committee has reviewed the results of last year’s Say on Pay proposal, in which more than 97% of the Company’s shares present and entitled to vote approved 2012 executive compensation. The stockholder support for the prior Say on Pay proposal reinforces the Compensation Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officer’s total compensation to be related to the Company’s consolidated financial performance. It also reinforces the Compensation Committee’s sense that, for executive officers, the mix of compensation should be weighted heavily toward at-risk pay, in particular, the annual incentive bonus (a portion of which consists of equity vesting over four years) and should include a substantial portion of equity. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

The Compensation Committee believes the Company’s management executed well in 2013, as evidenced by a successful operational restructuring in the title segment, revenue and market share growth, the continued development of the Company’s data assets and effective risk management efforts during the year, among other achievements. However, the Company’s profitability was impacted by reserve strengthening charges taken during the year. These charges were primarily associated with title policies issued during or before 2008. But for these charges, the Company would have exceeded target performance for its two financial metrics, return on equity and pretax margin. Although the Committee noted the legacy nature of the reserve strengthening charges, it did not adjust for them in determining the results of the financial metrics and, as a result, bonuses were paid out at 81.3% of target. The chief executive officer’s bonus was 48% lower than the prior year.

Pretax income for the year was $310.7 million on revenues of $5.0 billion, for a pretax margin of 6.3% on a consolidated basis. During 2012, pretax income was $467.4 million on revenues of $4.5 billion for a consolidated pretax margin of 10.3%. The pre-tax margin generated by the Company’s title insurance segment was 7.6% in 2013 and 11.3% in 2012. Return on equity* for 2013 was 7.4%, compared to 12.6% for 2012.

The full results of the 2013 executive compensation program are included in the section entitled “Compensation Discussion and Analysis” below commencing on page 23. Stockholders are urged to read the Compensation Discussion and Analysis as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 40 through 60, in their entirety.

*	For Compensation Committee purposes, return on equity is defined as the net income attributable to the Company divided by average invested stockholders’ equity (total equity less accumulated other comprehensive income and noncontrolling interests). This is a non-GAAP financial measure. Please see Appendix A for the rationale behind the presentation of this measure and a reconciliation to the nearest GAAP financial measure.

While this vote to approve executive compensation is not binding, the Compensation Committee intends to review the results of the vote in connection with its ongoing analysis of the Company’s compensation programs. The Company includes a Say on Pay proposal in its proxy materials on an annual basis and thus, the next Say on Pay proposal will occur at the Company’s 2015 annual meeting.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

Item 3. Ratification of Selection of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Representatives of PwC are expected to be present at the annual meeting, and, if they do attend the annual meeting, will have an opportunity to make a statement and be available to respond to appropriate questions.

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee is seeking ratification of its selection of PwC from our stockholders as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of PwC and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our Company’s best interests and those of its stockholders.

The affirmative vote of a majority of the shares represented and voting at the annual meeting will be required to ratify the selection of PwC as our Company’s independent registered public accounting firm for the 2014 fiscal year, provided that the shares voting affirmatively on the proposal also constitute at least a majority of the shares required to constitute a quorum at the meeting.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOREGOING PROPOSAL TO RATIFY THE SELECTION OF PwC AS OUR COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

III.    REQUIRED INFORMATION

Security Ownership of Management

The following table sets forth the total number of our shares of common stock beneficially owned and the percentage of the outstanding shares so owned as of the record date by:

•	each director (and each nominee for director);

•	each executive officer named in the “Summary Compensation Table” on page 40 (each, a “named executive officer”); and

•	all directors and executive officers as a group.

Unless otherwise indicated in the notes following the table, the stockholders listed in the table are the beneficial owners of the listed shares with sole voting and investment power (or, in the case of individual stockholders, shared power with such individual’s spouse) over the shares listed. Shares subject to rights exercisable within 60 days after the record date are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

Stockholders	Number of Common shares	Percent if greater than 1%
Directors
Anthony K. Anderson	1,005	—
George L. Argyros(1)	1,049,244	1.0%
James L. Doti	45,622	—
Dennis J. Gilmore	656,159	—
Parker S. Kennedy(2)	2,772,035	2.6%
Michael D. McKee	17,053	—
Thomas V. McKernan	27,053	—
Mark C. Oman	4,000	—
Herbert B. Tasker	61,972	—
Virginia M. Ueberroth(3)	137,356	—

Named executive officers who are not directors
Kenneth D. DeGiorgio	83,644	—
Christopher M. Leavell	79,629	—
Mark E. Seaton	9,032	—
Max O. Valdes	22,668	—
Matthew F. Wajner	1,227	—

All directors, named executive officers and other executive officers as a group (15 persons)	4,967,700	4.6%

The shares set forth in the table above include shares that the following individuals have the right to acquire within 60 days of the record date in the amounts set forth below:

Individuals	Shares
Anthony K. Anderson	871
Hon. George L. Argyros	15,091
James L. Doti	15,091
Dennis J. Gilmore	293,605
Parker S. Kennedy	191,450
Michael D. McKee	3,446
Thomas V. McKernan	3,446
Mark C. Oman	—
Herbert B. Tasker	15,091
Virginia M. Ueberroth	15,091
Kenneth D. DeGiorgio	—
Christopher M. Leavell	35,575
Mark E. Seaton	189
Max O. Valdes	2,800
Matthew F. Wajner	477

(1)	Includes 235,889 shares held in the Argyros Family Trust, for the benefit of Mr. Argyros and his family members and over which Mr. Argyros has voting and dispositive power; 3,400 shares held by Mr. Argyros as trustee, with investment power over such securities, of two trusts for the benefit of family members; 125 shares held in a Uniform Transfers to Minors Act custodial account for which Mr. Argyros serves as the custodian; 7,513 shares held by a trust for which Mr. Argyros is not a trustee, over which Mr. Argyros may be deemed to have investment power; 655,016 shares held by a nonprofit corporation whose six-member board of directors includes Mr. Argyros and his wife, which board directs the voting and disposition of such shares; and an aggregate of 114,700 shares held by two companies of which Mr. Argyros is the sole stockholder, chief executive officer and a director. Mr. Argyros disclaims beneficial ownership of all shares included in the table which are held by a nonprofit corporation or by a trust for which Mr. Argyros is not the beneficiary.

(2)	Includes 2,466,686 shares held by Kennedy Enterprises, L.P., a California limited partnership of which Mr. Kennedy is the sole general partner. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, including the power to vote securities held by the partnership, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of the Company without the prior written consent of all of the limited partners. Of the shares held by the partnership, 463,975 are allocated to the capital accounts of Mr. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the other limited partners, who are relatives of Mr. Kennedy. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Mr. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own and his wife’s capital accounts.

(3)	Includes 5,000 shares held by a nonprofit corporation of which Ms. Ueberroth is an officer and whose six-member board of directors is chaired by Ms. Ueberroth and also composed of her husband and children. In her capacity as an officer of that corporation, Ms. Ueberroth has the power, as do certain other officers, to direct the voting and disposition of the shares. Ms. Ueberroth disclaims beneficial ownership of these shares.

Board and Committee Meetings

Our Board held five meetings during 2013. No director attended less than 75% of the meetings of the Board and the committees (if any) on which the director served. From time to time, our Board may act by unanimous written consent as permitted by the laws of the State of Delaware. Our Board’s standing committees include an audit, nominating and corporate governance, and compensation committee.

Audit Committee

The members of the Audit Committee are Messrs. Doti (chair), McKernan and Tasker. The functions performed by this committee include:

•	reviewing internal auditing procedures and results;

•	selecting our independent registered public accounting firm;

•

engaging with our compliance and risk management executives to review the state of enterprise risk management and compliance programs with a view to understanding the steps management has taken to monitor and control the Company’s major risk exposures;

•	reviewing with internal counsel the state of litigation, claims and regulatory matters;

•	discussing with management, internal audit and external advisors the state of internal controls and management tone;

•	directing and supervising investigations into matters within the scope of its duties;

•

reviewing with the independent registered public accounting firm the plan and results of its audit and determining the nature of other services to be performed by, and fees to be paid to, such firm; and

•	supervising the oversight of the Company’s investment portfolios.

Our Audit Committee met six times during 2013. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com. Our Board of Directors has determined that Messrs. Doti and McKernan are audit committee financial experts within the meaning of the SEC’s rules and regulations and that each member of the Audit Committee meets the requirement of independence established in the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards.

Compensation Committee

The members of the Compensation Committee are Messrs. McKee, Oman and Tasker (chair). This committee establishes compensation rates and procedures with respect to our executive officers, including bonus awards, monitors our equity compensation plans and makes recommendations to the Board regarding director compensation. Our Compensation Committee met eight times during 2013. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com.

Additional information concerning the Compensation Committee’s processes and procedures surrounding non-employee director compensation is included in the section entitled “2013 Director Compensation,” which begins on page 59. Additional information concerning the executive compensation policies and objectives established by the Compensation Committee, the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, and the role of executive officers and the Compensation Committee’s compensation consultant in determining executive compensation is included in the section entitled “Compensation Discussion and Analysis,” which begins on page 23, under the subsection entitled “Role of the Compensation Committee” on page 24.

Nominating and Corporate Governance Committee

The members of this committee are Ms. Ueberroth (chair) and Messrs. Anderson and Argyros. This committee is responsible for identifying individuals qualified to become directors of our Company;

recommending that the Board select the nominees identified by the committee for all directorships to be filled by the Board or by the stockholders; and developing, recommending to the Board and periodically reviewing the corporate governance principles applicable to our Company. This committee held three meetings during 2013. This committee’s charter is posted in the corporate governance section of our Web site at www.firstam.com. The committee has adopted procedures by which certain stockholders of the Company may recommend director nominees to the Board. In particular, the committee has established a policy whereby it will accept and consider, in its discretion, director recommendations from any stockholder holding in excess of five percent of the Company’s outstanding shares of common stock. Such recommendations must include the name and credentials of the recommended nominee and should be submitted to the secretary of the Company at our address indicated on the first page of this proxy statement. The committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as used for any other director candidate (as described below). If the committee determines that a stockholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.

As stated in its charter, while the committee has no specific minimum qualifications in evaluating a director candidate, the committee takes into account all factors it considers appropriate in identifying and evaluating candidates for membership on our Board, including some or all of the following: strength of character, an inquiring and independent mind, practical wisdom, mature judgment, career specialization, relevant technical skills, reputation in the community, diversity and the extent to which the candidate would fill a present need on the Board. The committee makes recommendations to the full Board as to whether or not incumbent directors should stand for re-election. However, if our Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the selection and nomination of such directors generally is not subject to the committee process for identifying and evaluating nominees for director. The committee conducts all necessary and appropriate inquiries into the background and qualifications of possible candidates and may engage a search firm to assist in identifying potential candidates for nomination.

The Company does not have a formal policy for the consideration of diversity in identifying nominees for director. However, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and, as indicated above, considers diversity as a factor when identifying and evaluating candidates for membership on our Board. This committee utilizes a broad conception of diversity, including professional and educational background, prior experience on other boards of directors (both public and private), political and social perspectives as well as race, gender and national origin. Utilizing these factors, and the factors described above, this committee makes recommendations, as the committee deems appropriate, regarding the composition and size of the Board. The priorities and emphasis of this committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members.

Our corporate governance guidelines also contain a mandatory retirement policy, which provides that no person is eligible for election as a director if on January 1 of the year of the election he or she is age 77 or older.

Independence of Directors

The Board has affirmatively determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as each other member of the Board, except Dennis J. Gilmore and Parker S. Kennedy (who are not independent), is “independent” as that term is defined in the corporate governance rules of the New York Stock Exchange for listed companies, and that each member of the Audit Committee and the Compensation Committee is independent under the additional standards applicable to the respective committee. In making these determinations, the Board considered the following relationships between directors and the Company: Messrs. Argyros and McKee are affiliated with, and Messrs.

Anderson and Oman were previously affiliated with, entities that do business with or that represent clients that do business with the Company in the ordinary course from time to time; each of Messrs. Argyros, Doti, and McKernan and Ms. Ueberroth is affiliated with one or more nonprofit organizations to which the Company and/or its management has made donations from time to time; and Mr. Tasker is affiliated with a company that subleased approximately 2,200 square feet of office space from the Company at a market rate until the lease expired on March 31, 2013. Each of the relationships above, while considered by the Board, falls within the Company’s categorical independence standards contained in the Board’s corporate governance guidelines, which are available on the corporate governance section of the Company’s Web site at www.firstam.com. In addition, the son of William G. Davis, who retired from the Board on May 14, 2013, is a director of one of the Company’s subsidiaries and he receives standard director fees for his services.

Board Leadership Structure; Meetings of Independent Directors

Our Board believes it is important to select the Company’s chairman and the Company’s chief executive officer in the manner it considers in the best interests of the Company at any given point in time. Accordingly, the chairman and chief executive officer positions may be filled by one individual or by two different individuals. Our Board has determined at this time that it is appropriate to separate the roles of chairman and chief executive officer and these positions are currently held by different individuals, Mr. Kennedy and Mr. Gilmore, respectively.

To promote the independence of our Board and appropriate oversight of management, a lead independent director, currently Mr. Doti, is elected to ensure free and open discussion and communication among the non-management members of our Board, which are those directors who are not employees of the Company. In 2013 the non-management directors met five times in executive session without management present and the independent directors met twice in executive session. The lead director is responsible for chairing and coordinating the agenda for the executive sessions of the non-management directors, or independent directors, as applicable, and serving as the principal liaison between the independent directors as a group and the chairman. In addition, the lead director is to provide advice to the chairman with respect to the following: (i) establishing an appropriate schedule for Board meetings; (ii) preparing agendas for the meetings of the Board and its committees; (iii) the retention of consultants who report directly to the Board; (iv) the Nominating and Corporate Governance Committee’s oversight and implementation of the Company’s corporate governance policies; and (v) the Compensation Committee’s oversight of the implementation of and compliance with the Company’s policies and procedures for evaluating and undertaking executive and incentive-based compensation.

Our Board believes this to be the most effective leadership structure for the Company at this time because it effectively allocates authority, responsibility, and oversight between management, the chairman of the board and the independent members of our Board and capitalizes on the experience and strengths of our current management team. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to our chief executive officer, enabling the lead director to facilitate our Board’s independent oversight of management and consideration of key governance matters, and allowing our chairman to promote communication between management and our Board. The Board believes that its programs for overseeing risk, as described under the Risk Oversight section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Risk Oversight

The Board’s responsibilities in overseeing the Company’s management and business to maximize long-term stockholder value include oversight of the Company’s key risks and management’s processes and controls to manage those risks appropriately. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

Although risk oversight permeates many elements of the work of the full Board and the committees, the Audit Committee has the most direct and systematic responsibility for overseeing risk management, and has been designated by the Board as its risk oversight committee. To that end, the Audit Committee charter provides for a variety of regular and recurring responsibilities relating to risk, including:

•	having responsibility for the internal audit function, with that function reporting directly to the committee;

•	overseeing the independent registered public accounting firm;

•	receiving reports from management and the independent auditor regarding the adequacy and effectiveness of various internal controls;

•	reviewing regularly with management legal and regulatory matters that could have a significant impact on the Company;

•	supervising the oversight of the Company’s investment portfolios;

•	overseeing the Company’s compliance program with respect to legal and regulatory requirements and risks; and

•

discussing with management and the independent auditor the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

In performing these functions, the committee regularly receives reports from management, including the Company’s enterprise risk management committee on which senior officers of the Company sit, and internal and external auditors regarding the Company’s enterprise risk management program, compliance program, investment portfolios, information security and business continuity programs, extraordinary claims and losses and noteworthy litigation.

Separately, the Compensation Committee oversees the Company’s compensation policies and practices and has assessed whether the Company’s compensation policies encourage excessive risk taking. The Compensation Committee has concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In arriving at that conclusion the Compensation Committee considered, among other factors, the Company’s review and approval processes surrounding certain compensatory arrangements; the metrics used to determine variable compensation, including the performance measures selected by the Compensation Committee and performance ranges associated with the metrics; the Compensation Committee’s oversight of inclusion or exclusion of extraordinary items in the financial results upon which certain compensatory arrangements are based; the inclusion of overall Company performance in the determination of divisional leader compensation; the portion of variable compensation paid in restricted stock units, which generally vest over four years; the extent to which qualitative judgments are involved in the compensatory arrangements; the amount of compensation paid as sales commissions, the number of people to whom such compensation is paid and the localized nature of the commission payments; controls, such as actuarial studies on claims, underwriting controls and quality checks that the Company employs; and the extent to which compensatory arrangements can be changed if circumstances evidence increased risk associated with such arrangements.

Director Attendance at Annual Meetings

Our directors are expected to attend the annual meetings of our stockholders. Each of our directors attended our previous annual meeting, except for Mr. Argyros and Ms. Ueberroth. In addition, Messrs. Davis and Douglas retired the day of the annual meeting and did not attend.

Stockholder and Interested Party Communications with Directors

Stockholders and other interested parties may communicate directly with members of the Board, including the lead director or any of the other non-management directors of our Company (individually or as a group) by writing to such director(s) at the business addresses provided under each director’s name in the corporate governance section of our Web site at www.firstam.com. Directors receiving such communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board.

The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters, and for the submission by our employees of concerns regarding questionable accounting or auditing matters. Our 24-hour, toll-free hotline is available for the submission of such concerns or complaints at 1-800-589-3259. To the extent required by applicable law, individuals wishing to remain anonymous or to otherwise express their concerns or complaints confidentially are permitted to do so.

Transactions with Management and Others

The Board of Directors has adopted a written policy regarding related party transactions, which generally prohibits transactions between the Company and/or its affiliates, on the one hand, and the Company’s directors, officers (or officers of affiliates), stockholders holding in excess of 5% of the Company’s common stock or any of their immediate family members, on the other hand, without prior approval. The approving body may be either the Board or the Nominating and Corporate Governance Committee, or, if the proposed transaction involves $1,000,000 or less and it is impractical to seek the approval of the Board or that committee, then the chairman of the Nominating and Corporate Governance Committee may review and pre-approve the transaction (or the chairman of the Audit Committee if the chairman of the Nominating and Corporate Governance Committee is a party to the transaction). The policy prohibits directors of the Company from entering into any transaction with the Company or any of its affiliates outside of the ordinary course of business, except for transactions previously approved and in effect on the date the policy took effect with our prior parent company.

Certain transactions are excluded from the application of the policy and are, therefore, permitted without prior approval. For example, compensatory arrangements for service as an officer or director of the Company are excluded from the policy, as are transactions between the Company and its affiliates (other than directors and officers). In cases where the potential transaction would involve the officer, director, large stockholder or any of their immediate family members only in an indirect fashion, the policy does not apply where such indirect interest results solely from ownership of less than 10% of, or being a director of, the entity entering into the transaction with the Company. In addition, arms-length ordinary course transactions involving annual payments of $100,000 or less are permitted without prior approval.

Executive Officers

The following provides information regarding the Company’s current executive officers:

Name	Position(s) Held	Age
Dennis J. Gilmore	Chief Executive Officer	55
Kenneth D. DeGiorgio	Executive Vice President	42
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company	51
Mark E. Seaton	Executive Vice President, Chief Financial Officer	36
Matthew F. Wajner	Vice President, Chief Accounting Officer	38

All officers of the Company are appointed annually by the Board on the day of its election.

•	Dennis J. Gilmore has served as our chief executive officer since June 2010, when we separated from The First American Corporation. From April 2008 until the separation, he served as chief executive officer of The First American Corporation’s financial services group. Previously, Mr. Gilmore served as The First American Corporation’s chief operating officer from 2004 to 2008. He served as an executive vice president of The First American Corporation from 2003 to 2004 and served as president of the property information business segment from 1998 to 2005. Prior to that time, he established and managed the Lenders Advantage division (now known as First American Mortgage Services) of the Company’s subsidiary, First American Title Insurance Company, from 1993 to 1998 and was employed by The First American Corporation’s tax service subsidiary from 1988 to 1993.

•

Kenneth D. DeGiorgio has served as executive vice president since June 2010, when we separated from The First American Corporation. He was senior vice president and general counsel of The First American Corporation from 2004 until the separation. From 2006 to 2012, he also served as secretary of the Company or The First American Corporation, as applicable. Mr. DeGiorgio was vice president and associate general counsel of The First American Corporation from 2001 to 2004, and served as regulatory and acquisition counsel from 1999 to 2001.

•

Christopher M. Leavell has served as chief operating officer of the Company’s subsidiary, First American Title Insurance Company, since December 2011. He was its executive vice president and division president with responsibility for the lender-focused title business and national production services from 2008 to 2011. Prior to that time, Mr. Leavell served as president of the default information services group from 2005 to 2008. He was president of eAppraiseIT, then a subsidiary of The First American Corporation, from 1999 to 2005. Mr. Leavell began his career with First American in 1997 as the general manager of the California Lenders Advantage division of First American Title Insurance Company. Prior to joining First American, Mr. Leavell held various managerial and finance positions at Weyerhaeuser Mortgage Company and Countrywide.

•

Mark E. Seaton was promoted to executive vice president, chief financial officer in March of 2013. From August 2010 until his promotion, he served as our senior vice president, finance, in which capacity he oversaw the Company’s investment management, investor relations, treasury and financial planning activities. Mr. Seaton has been employed with First American since 2006, including service as director of investor relations of The First American Corporation from 2007 to 2010. Prior to joining The First American Corporation, Mr. Seaton worked in the private equity and investment banking industries.

•

Matthew F. Wajner was promoted to vice president, chief accounting officer in March of 2013. From September 2010 until this promotion, he served as our controller and prior to that as our director of SEC reporting. From 2009 until the separation in June 2010 he served as The First American Corporation’s director of SEC reporting. From 2006 to 2009 Mr. Wajner was a divisional controller for various operations of JPMorgan Chase & Co. and entities acquired by it. Mr. Wajner was also an auditor with PricewaterhouseCoopers LLP and Arthur Andersen LLP.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) believes the Company’s management executed well in 2013, as evidenced by a successful operational restructuring in the title segment, revenue and market share growth, the continued development of the Company’s data assets and effective risk management efforts during the year, among other achievements. However, the Company’s profitability was impacted by reserve strengthening charges taken during the year. These charges were primarily associated with title policies issued during or before 2008. But for these charges, the Company would have exceeded target performance for its two financial metrics, return on equity and pretax margin. Although the Committee noted the legacy nature of the reserve strengthening charges, it did not adjust for them in determining the results of the financial metrics and, as a result, bonuses were paid out at 81.3% of target. The chief executive officer’s bonus was 48% lower than the prior year.

Pretax income for the year was $310.7 million on revenues of $5.0 billion, for a pretax margin of 6.3% on a consolidated basis. During 2012, pretax income was $467.4 million on revenues of $4.5 billion for a consolidated pretax margin of 10.3%. The pre-tax margin generated by the Company’s title insurance segment was 7.6% in 2013 and 11.3% in 2012. Return on equity* for 2013 was 7.4%, compared to 12.6% for 2012.

As part of its process in determining executive compensation levels for 2013, the Compensation Committee has reviewed the results of last year’s Say on Pay proposal, in which more than 97% of the Company’s shares present and entitled to vote approved 2012 executive compensation. The stockholder support for the prior Say on Pay proposal reinforces the Compensation Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officer’s total compensation to be related to the Company’s consolidated financial performance. It also reinforces the Compensation Committee’s sense that, for executive officers, the mix of compensation should be weighted heavily toward at-risk pay, in particular, the annual incentive bonus (a portion of which consists of equity vesting over four years) and should include a substantial portion of equity. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

The Committee believes that the results of the 2013 executive compensation program, as disclosed and discussed herein, reflect its pay-for-performance philosophy. The results of the 2013 executive compensation program are also believed to have met the Company’s objective to develop and administer compensation programs that will continue to attract and retain executives critical to the Company’s long-term strategy and success, provide compensation levels that are competitive with peer group companies, motivate executives to enhance long-term stockholder value without taking excessive risk to achieve short term gains, and encourage the identification and implementation of best business practices.

Named Executive Officers

This discussion addresses the compensation programs applicable to the Company’s named executive officers, who held the following positions as of December 31, 2013:

Dennis J. Gilmore	Chief Executive Officer
Kenneth D. DeGiorgio	Executive Vice President
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company
Mark E. Seaton	Executive Vice President, Chief Financial Officer
Max O. Valdes	Executive Vice President
Matthew F. Wajner	Vice President, Chief Accounting Officer

*	For Compensation Committee purposes, return on equity is defined as the net income attributable to the Company divided by average invested stockholders’ equity (total equity less accumulated other comprehensive income and noncontrolling interests). This is a non-GAAP financial measure. Please see Appendix A for the rationale behind the presentation of this measure and a reconciliation to the nearest GAAP financial measure.

Mr. Seaton was promoted to executive vice president, chief financial officer on March 27, 2013 in connection with Mr. Valdes’ retirement as chief financial officer. Mr. Valdes retired from the Company on March 31, 2014. Mr. Wajner became an executive officer in connection with his appointment as chief accounting officer on March 27, 2013.

I.	The Company’s Compensation Philosophy & Objectives

The Company’s executive officer compensation program, which is administered by the Committee, is designed to enhance stockholder value by providing that a substantial portion of the executive officer’s total compensation be related to the Company’s consolidated financial performance and the Committee’s qualitative analysis of the contribution of each individual executive officer to the Company. The Company’s policy is designed to develop and administer programs that will:

•	attract and retain executives critical to the Company’s long-term strategy and success;

•	provide compensation levels that are competitive with others in the Company’s peer group, as that peer group is identified by the Committee from time to time;

•	motivate executive officers to enhance long-term stockholder value; and

•	encourage the identification and implementation of best business practices.

II.	Role of the Compensation Committee

A.	General

The Committee is comprised of independent members of the Board of Directors. The Committee reviews and approves the base salaries of the executive officers of the Company, their annual incentive bonus programs, their long-term incentive compensation and other incentive and executive benefit plans. It also reviews and makes recommendations to the Board of Directors regarding director compensation. The Committee, in consultation with the compensation consultants that it retains, analyzes the reasonableness of the compensation paid to the executive officers. In discharging its functions, as described in more detail below, the Committee reviews compensation data from comparable companies and from relevant surveys, which it utilizes to assess the reasonableness of compensation for the Company’s executive officers.

The Committee’s function is more fully described in its charter which has been approved by the Company’s Board of Directors. The charter is available in the corporate governance section of the Company’s Web site at www.firstam.com.

The Company’s chief executive officer and, as appropriate, certain other executive officers may attend the portion of the Committee’s meetings where individual executive officer performance is discussed. Directors other than Committee members also may attend Committee meetings, including the portion where executive officer performance is discussed. While the Committee may meet with the Company’s chief executive officer to discuss his own compensation package and his recommendations with respect to the other executive officers, all ultimate decisions regarding executive compensation are made solely by the Committee, with input from its compensation consultant.

B.	Interaction with Compensation Consultants

In making its determinations with respect to executive officer compensation, the Committee engages the services of Frederic W. Cook & Co., Inc. to assist with its review of the compensation package of the chief executive officer and other executive officers. In addition, the compensation consultant has assisted the

Committee with related projects, such as evaluating non-employee director pay levels, advice with respect to the design of executive compensation programs, review of annual management incentive bonus plans, preparation or review of certain of the Company’s compensation-related disclosures and related tasks.

The Committee retains the compensation consultant directly, although in carrying out assignments, the compensation consultant also interacts with Company management to the extent necessary and appropriate. The compensation consultant performs no services for management, though at the direction of the Committee it does assist in the preparation or review of certain of the Company’s compensation-related disclosures and related projects. The Committee has assessed the independence of the consultant and has concluded that no conflict of interest exists that would prevent the consultant from serving as an independent consultant to the Committee.

III.	Compensation Structure

A.	Pay Elements—Overview

The Company utilizes three main components of compensation:

•	Base Salary: fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

•

Annual Incentive Bonus: variable pay that is designed to reward executive officers primarily based on Company performance. The annual incentive bonus may be paid in cash, equity or a combination thereof; and

•	Long-Term Incentives: stock-based awards, which currently consist solely of restricted stock units (“RSUs”). RSUs also may be awarded as a component of the annual incentive bonus.

B.	Pay Elements

(1) Base Salary

The Committee sets base salaries for executive officers based on the individual’s position within the Company and his current and sustained performance results. The Committee reviews executive officer base salaries each year and makes any adjustments it deems necessary based on, among other factors, the overall performance of the Company, new roles and/or responsibilities assumed by the executive officer, the general performance of the business units or departments over which the executive officer has responsibility, the significance of the executive officer’s impact on the achievement of the Company’s strategic goals, the executive officer’s length of service with the Company and the executive officer’s base salary relative to the base salaries of similar individuals in peer companies. The Committee gives no specific weighting to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the Committee’s judgment. Although base salaries generally are targeted at or around market median, based on the Company’s peer group and relevant compensation survey data (discussed further below), the Committee also takes into account the factors described above, as well as the executive officer’s potential as a key contributor and amounts that may be required to recruit new executive officers.

Other than in the case of new hires or promotions, the Committee generally determines base salaries for executive officers around the beginning of each calendar year. As described below under VII.A. “Employment Agreements,” Messrs. Gilmore and DeGiorgio have employment agreements with the Company that specify their respective minimum base salaries. Mr. Valdes had such an agreement as well until his recent retirement. These minimum base salaries are indicated in the column entitled “Minimum Base Salary” in the table below. These amounts may be increased at the discretion of the Committee.

In January 2013, the Committee determined that certain executive officer salaries should increase, effective January 1, 2013, from those in effect at the end of 2012. These increases reflected the Committee’s evaluation of market data and the performance of the executives in question. In particular,

•	Mr. Gilmore. Mr. Gilmore’s salary increased from $750,000 to $900,000;

•	Mr. DeGiorgio. Mr. DeGiorgio’s salary increased from $600,000 to $725,000;

•	Mr. Leavell. Mr. Leavell’s salary increased from $550,000 to $675,000;

•	Mr. Seaton. Mr. Seaton’s base salary increased from $300,000 to $350,000; and

•	Mr. Valdes. Mr. Valdes’ base salary increased from $450,000 to $575,000.

In March of 2013, the Committee increased Mr. Seaton’s salary to $475,000 in connection with his appointment as the Company’s chief financial officer. Mr. Wajner’s salary of $235,750 at December 31, 2012 was increased to $260,000 in March of 2013 in connection with his appointment as the Company’s chief accounting officer.

In summary, the base salaries of the named executive officers as of December 31, 2012, as of December 31, 2013, and the minimum base salary as required by their respective employment agreements are as follows:

Named Executive Officer	December 31, 2012 Base Salary	December 31, 2013 Base Salary	Minimum Base Salary
Gilmore, D.	$750,000	$900,000	$750,000
DeGiorgio, K.	$600,000	$725,000	$550,000
Leavell, C.	$550,000	$675,000	None
Seaton, M.	$300,000	$475,000	None
Valdes, M.	$450,000	$575,000	$450,000
Wajner, M.	$235,750	$260,000	None

In January and February of 2014, the Committee reviewed executive officer base salaries and determined that, due to challenging market conditions and cost containment initiatives, they should remain at their current levels, except that Mr. Seaton’s salary was increased, based on a market analysis, from $475,000 to $525,000 effective February 1, 2014.

(2) Annual Incentive Bonus

The Committee considers the annual incentive bonus to be a critical component of the executive officer compensation program. In recent years the annual incentive bonus has accounted for a substantial portion, if not the majority of the compensation paid to the named executive officers. This emphasis on annual incentive bonuses, as opposed to fixed base salary and long-term incentive compensation, reflects the view that key components of the Company’s business operations are cyclical in nature. As described further below, the Company pays a significant portion of the annual incentive bonus in RSUs that vest over several years, which the Committee believes focuses executive officers on enhancing long-term stockholder value. Accordingly, the Company believes that an incentive structure tied to annual performance is a more effective means of motivating and rewarding executive officers to enhance long-term stockholder value.

As was the case in recent years, the Committee structured payouts under the 2013 bonus program to be based on measurable performance against specific financial targets which the Committee believes to be key drivers of stockholder value. In addition, similar to 2012, for 2013 the Committee included a strategic initiative component, which tied a portion of the total payment to the executive officers’ success with initiatives designed to increase long-term stockholder value. The Committee believes that this component encourages executive officers to pursue initiatives that may not directly or positively impact the financial performance of the Company in the current year, but that are expected to generate value in future years.

For 2013, the Committee increased the target bonus amounts for Messrs. Gilmore, DeGiorgio, Leavell, Seaton and Valdes, as follows:

•	Mr. Gilmore. Mr. Gilmore’s target bonus increased from $2,175,000 for 2012 to $2,450,000 for 2013;

•	Mr. DeGiorgio. Mr. DeGiorgio’s target bonus increased from $850,000 to $1,000,000;

•	Mr. Leavell. Mr. Leavell’s target bonus increased from $850,000 to $1,000,000;

•	Mr. Seaton. Mr. Seaton’s target bonus increased from $350,000 to $650,000; and

•	Mr. Valdes. Mr. Valdes’ target bonus increased from $625,000 to $775,000.

These increases reflected the Committee’s evaluation of market data and the performance of the executives in question. The Committee assigned Mr. Wajner a target bonus of $130,000 upon his becoming an executive officer in March of 2013.

The 2013 annual incentive bonus payable to each executive officer was determined by adjusting the applicable portion of the target bonus amount (listed in the table below under the column entitled “Percentage of Target”) based on objective financial criteria in two areas (each listed in the table below under the column entitled “Metric”) and the Committee’s subjective determination of the strategic initiatives component. Each financial metric had associated with it a threshold 50% payout level, a 100% payout level and a 175% payout level (listed in the table below under the columns entitled “Threshold”, “Target” and “Maximum”, respectively). With respect to both financial metrics, results below the threshold fifty percent payout level would not result in any payment and results above the maximum would not result in any additional payment. The percentage payout for results between the threshold and maximum were to be determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and the target, or the target and the maximum, as applicable).

For 2013 the two financial metrics utilized by the Committee were:

•

Pretax Margin: the pretax income of the Company divided by the gross revenue of the Company, excluding, in the discretion of the Committee, the effects of net realized investment gains/losses and non-operating items, such as asset impairments and legal settlements; and

•

Return on Equity: net income attributable to the Company divided by average invested stockholders’ equity (total equity less accumulated other comprehensive income and noncontrolling interests), subject to the same adjustments as apply to the pretax margin metric.

The payment on the strategic initiatives component was determined by the Committee, which capped the payout at the greater of target achievement (100% payout) and the average of the return on equity and pretax margin metric results. The Committee did not adopt specific areas of long-term value-enhancing activities to be measured or exclusively utilized to determine the results of the strategic initiatives component. Rather, the Committee determined that it would assess, based on a totality of the executive officers’ performance during the year, the extent to which long-term stockholder value had been increased.

With respect to the financial metrics, the Committee set the target payout level at the pretax margin and return on equity set forth in the Company’s budget, which was unanimously approved by the Company’s Board of Directors. The Committee believes these metrics, and the related performance levels, are indicators as to whether the Company, given the environment in which it is operating, has generated value for stockholders. The Committee also believes these metrics are utilized by stockholders, potential stockholders and their advisors in determining the value of the Company.

The performance levels and actual performance for 2013 with respect to the financial metrics are as follows:

Metric	Percentage of Target	Threshold	Target	Maximum	Actual 2013 Results*	Metric Payout Percentage
Pretax Margin	35%	5.60%	8.00%	10.40%	6.3%	64.6%
Return on Equity**	35%	5.80%	8.30%	10.80%	7.4%	82.0%

In determining the actual results for the financial metrics, the Committee made no adjustments to the results.

In determining the result for the strategic initiatives component, the Committee considered, among other factors: a successful operational restructuring in the title segment; revenue and market share growth; the continued development of the Company’s data assets; efficient operational management, as evidenced by title margins over 10% after adjusting for reserve strengthening charges; successful initiatives pertaining to employee development; and the effectiveness of risk management efforts during the year. Based on this review, the Committee determined that for 2013 a 100% level payout with respect to the strategic initiatives component was appropriate. This resulted in a final overall bonus percentage of 81.3%, when combined with the payout percentages for the financial metrics.

As in prior years, the Committee concluded that the alignment of executive officer efforts with long-term increases in stockholder value would be advanced by paying a portion of the annual incentive bonus in the form of RSUs. Because these RSUs vest over a four-year period, this practice also discourages executive officers from taking excessive risks for short-term gains. RSUs granted as part of the annual incentive bonus program will sometimes be referred to as “Bonus RSUs” for purposes of clarity.

The Committee adopted the same schedule it has used in prior years to determine the percentage of the executive officers’ annual incentive bonus that is paid in Bonus RSUs. The schedule provides for an increasing percentage of the annual incentive bonus to be paid in Bonus RSUs as the sum of the executive officer’s base salary and annual incentive bonus amount increases.

*	For purposes of determining performance level achievement, the Compensation Committee uses preliminary results and only adjusts the annual incentive bonus amount if final results would result in a greater than 5% change in the bonus amount. As a result, the number in the “Actual 2013 Results” column may differ from the results reported in the Company’s financial statements.
**	For Compensation Committee purposes, return on equity is defined as the net income attributable to the Company divided by average invested stockholders’ equity (total equity less accumulated other comprehensive income and noncontrolling interests). This is a non-GAAP financial measure. Please see Appendix A for the rationale behind the presentation of this measure and a reconciliation to the nearest GAAP financial measure.

Each named executive officer’s bonus for 2013 was determined by adjusting the target bonus amount based on the level of achievement of the financial and strategic initiative metrics and applying the schedule to determine the amount payable in Bonus RSUs. The following table summarizes the computation of the 2013 annual incentive bonuses and the amount paid in cash and Bonus RSUs to each named executive officer. It also provides the overall bonus amount for 2012 for comparison purposes. The cash amounts of the 2013 bonuses in the table below are reflected in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	2013 Target Annual Incentive Bonus	2013 Metric Result	2013 Annual Incentive Bonus Amount	2013 Actual Bonus		2012 Annual Incentive Bonus Amount
				Cash	RSUs
Gilmore, D.	$2,450,000	81.3%	$1,991,850	$995,925	$995,925		$3,806,250
DeGiorgio, K.	$1,000,000	81.3%	$813,000	$487,800	$325,200		$1,487,500
Leavell, C.	$1,000,000	81.3%	$813,000	$487,800	$325,200		$1,487,500
Seaton, M..	$650,000	81.3%	$528,450	$343,492	$184,958		$612,500
Valdes, M.	$775,000	81.3%	$630,075	$378,045	$252,030		$1,093,750
Wajner, M.	$130,000	81.3%	$105,690	$89,836	$15,854	$	N/A

RSUs are denominated in units of the Company’s common stock. In accordance with Company policy, the number of units granted to a named executive officer in 2014 for 2013 performance was determined by dividing the dollar amount of the annual incentive bonus that the Committee determined to be paid in Bonus RSUs by the closing price of the Company’s stock on February 27, 2014, the second day on which the New York Stock Exchange was open for trading following the filing of the Company’s Annual Report on Form 10-K. These shares are not actually issued to the recipient on the grant date. Instead, when an RSU vests, the recipient is entitled to receive the shares. Dividends paid on the Company’s common stock are treated as if they were paid at the same time with respect to the RSUs and immediately reinvested in additional RSUs having the same vesting requirements as the RSUs initially granted.

As a general rule the Bonus RSUs vest at a rate of 25% on each anniversary of the date of grant. Vesting accelerates in certain circumstances, including upon the death or disability of the recipient and upon the one year anniversary of the early retirement or normal retirement of the recipient or the date on which the recipient is terminated without cause. Early retirement means the termination of the recipient’s employment, other than for cause, after having reached age 55 and 10 years of service. Normal retirement means the termination of the recipient’s employment, other than for cause, after having reached age 62, irrespective of the number of years of service. It is a condition of early vesting in the event of disability, termination without cause or retirement that the recipient sign a separation agreement in a form satisfactory to the Company. A holder of RSUs has none of the rights of a stockholder unless and until shares are actually delivered to the holder.

The Bonus RSUs issued in 2013 and 2014 to the Company’s named executive officers, based on the level of achievement in these years, provided that, except in the case of death, disability or certain change-in-control scenarios, none of the Bonus RSUs would vest unless certain performance criteria were met. In particular, grants made would not vest unless the net income of the Company in the year of grant was at least $25 million. Net income excludes (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss and (f) foreign exchange gains and losses (“Extraordinary Items”). This condition on vesting is intended to qualify the Bonus RSUs as performance-based compensation under Section 162(m) of the Internal Revenue Code, although there can be no guarantee that the Bonus RSUs will so qualify.

It should be noted that as required by applicable rules, the Summary Compensation, Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year End tables in this proxy statement reflect Bonus RSUs issued to the named executive officers in 2013 for performance in 2012. Similarly, the Bonus RSUs issued in

2014 in connection with the 2013 annual incentive bonuses are not reflected in those tables contained in this proxy statement. Applicable rules require that these tables only reflect equity awards issued to the named executive officers in 2013.

For 2013 bonuses the Committee utilized a performance unit arrangement for named executive officers intended to enable the Company to deduct for tax purposes under Section 162(m) of the Internal Revenue Code the entire amount of the cash portion of the annual incentive bonus awarded for 2013 performance. The arrangement involves the granting of performance units under the Company’s incentive compensation plan in an amount approximating the maximum amount of the cash portion of the bonus, followed by a reduction of the amount of performance units to eliminate the excess units when the actual cash portion of the annual incentive bonus has been determined. The remaining units are then converted into dollars and paid in cash as the cash portion of the annual incentive bonus in the amount determined by the Committee. As with the Bonus RSUs, these performance units provided that they would not be payable unless the 2013 net income of the Company was at least $25 million, excluding Extraordinary Items. The Committee determined that this target was met for 2013, with the result that the named executive officers ultimately received performance units for 2013, which the Committee subsequently converted into cash in the amount shown in the preceding table in the column labeled “2013 Actual Bonuses—Cash.” Mr. Wajner did not receive performance units in 2013 and therefore his bonus was not paid in this manner.

In February 2014 the Committee determined target bonus amounts for 2014. With respect to the 2014 target bonus amounts, the Committee determined that, due to expected challenging market conditions and cost containment initiatives, the target bonus amounts for Messrs. Gilmore, DeGiorgio, Leavell and Wajner would remain unchanged at $2,450,000, $1,000,000, $1,000,000 and $130,000, respectively. Based on an analysis of market data, Mr. Seaton’s target bonus was increased from $650,000 to $750,000. Due to his retirement from the Company, no 2014 target bonus amount was set for Mr. Valdes.

Subject to the Committee’s ability to award a different amount, for 2014 the bonuses of the executive officers are expected to be determined based on the Company’s return on equity (weighted 50%) and pretax margin (weighted 50%). As was the case in 2013, actual performance could result in payouts ranging from 50% to 175% of target, or 0% if performance was below threshold levels.

The Committee further decided that, while factors other than return on equity and pretax margin should continue to be an important part of the benefit formula, they should be integrated into the bonus payout determination differently than was the case for the 2013 bonus. For 2014 the Committee has determined that non-metric factors can modify the bonus payout by up to +/- 30%. For example, if the bonus indicated by financial metrics is 90% of target, the Committee may determine that the actual bonus can be up to 30% lower (a 60% payout) or 30% higher (a 120% payout). Examples of factors that might lead to a discretionary adjustment could include items pertaining to execution on strategic priorities in the areas of growth, customer focus, risk management, employee development and efficient operation, as well as items outside of management’s control such as changes in interest rates, underwriting standards or the impact of regulation.

The target amount will be adjusted in the same manner as in 2013, in that results below the threshold fifty percent payout level do not result in any payment and results above the maximum do not result in any additional payment. The percentage payout for results between the threshold and maximum are determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and the target, or the target and the maximum, as applicable).

The Committee believes that retaining the two primary financial metrics utilized in the past, coupled with evaluation of a potential discretionary adjustment based on internal or external factors as described above, advances the objective of the Company’s annual incentive bonus program and properly balances the importance of (i) compensating based on objective short-term financial results that are important to investors, and (ii) retaining the ability to take into account the Committee’s subjective determination with respect to long-term value creation and overall performance.

For 2014, the Committee again established a performance unit arrangement for the named executive officers. The Committee granted to the named executive officers performance units with a maximum cash value approximately equal to the maximum potential cash portion of the 2014 annual incentive bonus using the metrics described above (including the potential discretionary adjustment of up to thirty percent). This resulted in performance unit awards of $2,511,250, $1,025,000, $1,025,000, $666,250 and $186,550, respectively, to Messrs. Gilmore, DeGiorgio, Leavell, Seaton and Wajner. Due to his retirement, Mr. Valdes was not awarded any performance units. These performance units, which were issued under the Company’s 2010 Incentive Compensation Plan, provide that they will not be payable unless the net income of the Company for 2014 is at least $25 million, excluding Extraordinary Items. As in 2013, the award agreements give the Committee complete discretion to reduce the actual amount of bonus payable to any lesser amount. It is expected that such a reduction will be made when the Committee determines the actual 2014 annual incentive bonuses and that the performance units will be utilized to pay the cash portion thereof.

(3) Long-Term Incentives

The Committee has continued its practice of providing long-term incentives to its executive officers through the issuance of RSUs. The Committee believes that RSUs provide the best means of aligning the interests of executive officers with those of its long-term stockholders based on, among other factors, (a) a concern that employees, as a result of the cyclical nature of some of the Company’s core businesses, will assign a value to stock options that is lower than the actual accounting expense for those options and (b) the inherent difficulties in establishing long-term performance targets. The Committee also believes that such long-term incentive awards, particularly when coupled with the payment of a meaningful portion of the annual incentive bonus in Bonus RSUs, incentivizes executive officers to have a long-term perspective on the Company’s performance and, at the same time, discourages them from taking excessive risk to achieve short term gains. RSUs issued as part of the Company’s long-term incentive program will sometimes be referred to as “Long-Term Incentive RSUs,” to distinguish them from the previously described Bonus RSUs awarded to the named executive officers as a portion of their annual incentive bonus.

The Committee does not employ a formulaic approach in determining the amount of Long-Term Incentive RSUs to grant to executive officers. Instead, the Committee reviews the performance of the executive officers following the completion of the year and awards the amount of Long-Term Incentive RSUs that it deems appropriate.

For 2013 performance the Committee awarded $1,100,000, $675,000, $625,000, $350,000 and $75,000 of Long-Term Incentive RSUs to Messrs. Gilmore, DeGiorgio, Leavell, Seaton and Wajner, respectively. Due to his retirement Mr. Valdes was not awarded Long-Term Incentive RSUs. The Committee’s determination of the amount to be awarded to Mr. Gilmore reflected its conclusion that he, as chief executive officer, has continued to lead the Company successfully in a challenging market. As an example, the title insurance and services segment’s pretax margin, excluding title reserve strengthening charges, exceeded 10% for the second year in a row. Mr. Gilmore also has demonstrated leadership in overseeing the Company’s growth initiatives while, at the same time, maintaining an efficient operating structure, as evidenced by management’s reaction to the rapid drop in refinance orders associated with a rise in interest rates in the middle of 2013. With respect to the other named executive officers, the Committee’s determination took into account the recommendations of Mr. Gilmore, as well as accomplishments in operational and organizational initiatives and risk management efforts during 2013.

The terms and conditions of Long-Term Incentive RSUs are identical to the Bonus RSUs issued to the named executive officers except that vesting does not accelerate upon early retirement or termination without cause.

The approximate dollar values of the Long-Term Incentive RSUs issued to each of the named executive officer recipients of such awards for 2013 performance are provided in the following table, together with the comparable amount for 2012 performance:

Named Executive Officer	Long-Term Incentive RSUs Granted in 2013 for 2012 Performance(1)	Long-Term Incentive RSUs Granted in 2014 for 2013 Performance(1)
Gilmore, D.	$1,000,000	$1,100,000
DeGiorgio, K.	$625,000	$675,000
Leavell, C.	$575,000	$625,000
Seaton, M.	$200,000	$350,000
Valdes, M.	$300,000	N/A
Wajner, M.	N/A	$75,000

(1)	The actual dollar value of the RSUs may differ slightly from these dollar amounts in the table due to rounding. The Long-Term Incentive RSUs granted in 2014 for 2013 performance were issued on February 27, 2014, and the Long-Term Incentive RSUs issued in 2013 in connection with 2012 performance were issued on March 4, 2013, in both cases pursuant to the Company’s policy of issuing RSUs to executive officers on the second day on which the New York Stock Exchange is open for trading following the filing of the Annual Report on Form 10-K.

As indicated above with respect to Bonus RSUs, it should be noted that, as required by applicable rules, Long-Term Incentive RSUs granted in 2014 in connection with 2013 performance are not reflected in the Summary Compensation table, the Grants of Plan-Based Awards table or the Outstanding Equity Awards at Fiscal Year End table contained herein. Those tables reflect Long-Term Incentive RSUs granted in 2013 in connection with 2012 performance.

Summary of Base Salary, Bonus, and Long-Term Incentive Compensation Paid for 2013. The following table summarizes for each named executive officer the amount paid for 2013 in the form of total base salary, annual incentive bonus (paid in 2014 for 2013 performance) and Long-Term Incentive RSUs (granted in 2014 in connection with 2013 performance). This table is not a substitute for the compensation tables required by the Securities and Exchange Commission and included under the heading “Compensation Tables” herein, but the Committee believes it provides a more accurate picture of how the Committee viewed its compensation actions for the named executive officers based on performance for 2013:

Named Executive Officer	Base Salary Paid in 2013	2013 Actual Bonus (Paid in 2014)		Long-Term Incentive RSUs Issued in 2014 for 2013 Performance	Total for 2013	Total for 2012
		Cash	Bonus RSUs
Gilmore, D.	$900,000	$995,925	$995,925	$1,100,000	$3,991,850	$5,556,250
DeGiorgio, K.	$725,000	$487,800	$325,200	$675,000	$2,213,000	$2,712,500
Leavell, C.	$675,000	$487,800	$325,200	$625,000	$2,113,000	$2,612,500
Seaton, M.	$438,269	$343,492	$184,958	$350,000	$1,316,719	$1,112,500
Valdes, M.	$575,000	$378,045	$252,030	$0	$1,205,075	$1,843,750
Wajner, M.	$253,285	$89,836	$15,854	$75,000	$433,975	N/A

(4) Other Executive Officer Benefits

Executive officers are entitled to employee benefits generally available to all full-time employees of the Company (subject to fulfilling any minimum service requirement), including elements such as the health and welfare benefits. The executive officers also receive an incremental disability insurance benefit that is not available to all employees. In designing these elements the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates.

Named executive officers may participate in several benefit plans that provide benefits upon retirement. Such retirement benefits include: the First American Financial Corporation 401(k) Savings Plan, the First American Financial Corporation Pension Plan, the First American Financial Corporation Pension Restoration Plan, the SERP and the First American Financial Corporation Deferred Compensation Plan. The first two plans are generally available to employees (except that the Pension Plan is limited to individuals who became participants before 2002), while the remaining three plans are limited to a select group of management (in addition, the Pension Restoration Plan is limited to individuals who became participants before 1995). The First American Financial Corporation 401(k) Savings Plan is a tax-qualified profit-sharing plan, which authorizes company matching contributions based on the amount of employee pre-tax contributions and a schedule that ties the amount of matching contributions to the Company’s profitability. For 2013, for each $1.00 employees contributed to the plan up to 3% of the employee’s eligible compensation, the Company provided a match of $0.50. Further explanation of the other four plans can be found in connection with the Pension Benefits and Deferred Compensation tables in the “Compensation Tables” section. The Company believes that these plans provide a valuable recruiting and retention mechanism for its executive officers and enable it to compete more successfully for qualified executive talent.

(5) Staking Grants

On June 1, 2010, the Committee awarded to certain key executives of the Company, including Messrs. Gilmore, DeGiorgio and Leavell, a performance-based RSU award—referred to as a “Staking Grant”—designed to incentivize these executives to maximize the value of the Company for its stockholders following the Company’s separation from its former parent. The Committee intended these awards to only deliver value to the recipients when substantial value is delivered to the Company’s stockholders.

Based on the closing price of the Company’s stock on the date of grant, the Staking Grant made to Messrs. Gilmore, DeGiorgio and Leavell had a potential maximum payout value of $3.0 million, $1.4 million and $1.0 million, respectively. The award agreements provide that, in general, up to one third of the RSUs subject to the Staking Grant will vest on June 1 of 2013, 2014 and 2015 if and only if the recipient remains employed by the Company and the Company, as of such potential vesting date, has met the compounded annual total stockholder return criteria, as follows:

•	If the Company’s compounded annual total stockholder return from the separation date equals at least 10 percent, then 50 percent of the RSUs eligible for vesting as of the applicable date will vest;

•

If the Company’s compounded annual total stockholder return from the separation date equals at least 12 percent, then 100 percent of the RSUs eligible for vesting as of the applicable date will vest; and

•

To the extent the compounded annual total stockholder return is between 10 percent and 12 percent, then between 50 percent and 100 percent of the RSUs eligible for vesting will vest on a proportionate basis.

The Company achieved in full the compounded annual total stockholder return requirements associated with these awards in October of 2012, thus providing for 100 percent vesting of the awards on each applicable vesting date, subject to the continued employment requirement. In addition, the awards provide for potential pro rata vesting in the event of death, disability, and termination of the recipient’s employment without cause prior to the vesting dates. They also contain provisions for a determination of the extent to which the stockholder return targets are met prior to the vesting dates in the event of a change in control prior to the vesting dates.

The form agreement evidencing the Staking Grant award is attached as an exhibit to the Quarterly Report on Form 10-Q filed by the Company on August 9, 2010.

C.	Pay Mix

The Committee utilizes the particular elements of compensation described above because it believes that they represent a well-proportioned mix of stock-based compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this portfolio approach, the Committee endeavors to provide each named executive officer with a measure of security with respect to the minimum level of compensation he is entitled to receive, while motivating each named executive officer to focus on the business metrics that will produce a high level of performance for the Company with corresponding increases in stockholder value and long-term wealth creation for the named executive officer, as well as reducing the risk of loss of top executive talent to competitors.

For named executive officers, the mix of compensation is weighted heavily toward at-risk pay and, in particular, the annual incentive bonus. This pay mix is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation for the Company’s executive officers.

D.	Pay Levels and Benchmarking

Overall compensation levels for named executive officers are determined based on a number of factors, including each individual’s roles and responsibilities within the Company, each individual’s experience and expertise, the compensation levels for peers within the Company, compensation levels in the marketplace for similar positions and performance of the individual and the Company as a whole. In determining these compensation levels, the Committee considers all forms of compensation and benefits.

In order to determine competitive compensation practices, the Committee primarily relies upon data compiled from public filings of selected companies (“comparator companies”) that it considers appropriate comparators for the purpose of developing executive compensation benchmarks. The comparator companies for 2013 (meaning the companies used in connection with determinations of 2013 salaries, bonuses paid in 2013 and long term incentive RSUs issued for 2013 performance) are identified below. In addition, the Committee periodically considers nationally recognized survey data published by various consulting firms. Proxy data was used exclusively to develop benchmarks for the executive officers except that, because of the lack of relevant proxy data with respect to his January 2013 salary determination, benchmarking data with respect to Mr. Seaton was derived from the US Mercer Benchmark Database – Executive, using data for companies in the $2.5 to $5 billion revenue range. In addition, the Committee did not receive benchmarking data with respect to Mr. Wajner at the time of its 2013 compensation decisions because he was not an executive officer at that time.

To assist it in determining the amount and mix of 2013 compensation commensurate with each named executive officer’s role, the Committee examined a group of companies with characteristics similar to the Company, including the business lines in which they operate as well as financial measures and other metrics such as market capitalization, revenues and employee counts.

The comparator companies for 2013 were:

•	American Financial Group, Inc.

•	Assurant, Inc.

•	Cincinnati Financial Corporation

•	Fidelity National Financial, Inc.

•	The Hanover Insurance Group, Inc.

•	Kemper Corporation (f/k/a Unitrin, Inc.)

•	Lender Processing Services, Inc.

•	Mercury General Corporation

•	Old Republic International Corporation

•	W.R. Berkeley Corporation

•	White Mountains Insurance Group, Ltd.

These companies are the same as those utilized by the Committee with respect to 2012 and represent the Committee’s continuing efforts to identify a significant number of comparable companies notwithstanding the fact that there is only one other company in the Company’s primary industry with financial and operational characteristics similar to the Company’s.

After consideration of the data collected on competitive compensation levels and relative compensation within the executive officer group, the Committee determines each individual executive officer’s target total compensation or total compensation opportunities based on Company and individual performance and the need to attract, incentivize and retain an experienced and effective management team. The Committee examines the relationship of each executive officer’s base salary, target annual incentive bonus opportunity and potential long-term incentive awards (if such an amount has been determined) to market median data. The Committee does not believe, however, that compensation or compensation opportunities should be structured toward a uniform relationship to median market data, especially in light of the different financial characteristics of the Company’s business units (such as the relationship of revenues to net income). Accordingly, total compensation for specific individuals will vary based on a number of factors in addition to Company and individual performance, including scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a replacement executive officer.

E.	Conclusion

The final level and mix of compensation determined by the Committee is considered within the context of both the objective data from a competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Committee believes that each of the compensation packages for the named executive officers is within the competitive range of practices when compared to the objective comparative data even where qualitative factors have influenced the compensation decisions.

IV.	Timing of Equity Grants

The Company’s general policy with respect to equity awards to executive officers is, after Committee approval, to issue the awards on the second day on which the New York Stock Exchange is open for trading following the filing of the Company’s Annual Report on Form 10-K. In the case of RSUs denominated in dollars and stock options, pricing (that is, the number of shares or units issued for each dollar denominated RSU award or the strike price with respect to stock options) is determined as of that date. The price of Company common stock used for these purposes is the last sale price reported for a share of the Company’s common stock on the New York Stock Exchange on that date. Because the performance criteria utilized in the Staking Grant is designed to measure total stockholder return from the June 1, 2010 separation of the Company from its prior parent company, the Committee issued the Staking Grant awards on June 1, 2010 and the number of RSUs was determined by dividing the dollar value of the award by the final “when issued” price of the Company’s stock on June 1, 2010.

With respect to employees other than executive officers, the methodology is the same as that for executive officers, except that grants are made, following approval, on the 20th day of the third month of the calendar quarter or the subsequent business day.

V.	Adjustment or Recovery of Awards

The Company has adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation, including equity awards, received during the three full fiscal years prior to the announcement of a restatement of financial information to the extent such compensation would not have been received under the restated results. In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer may be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and any profits realized from the sale of securities of the Company during that twelve month period.

VI.	Consideration of Prior Amounts Realized

The Company’s philosophy is to incentivize and reward executive officers for future performance. Accordingly, prior stock compensation gains (option gains or restricted stock awarded in prior years) generally are not considered in setting future compensation levels.

VII.	Employment Agreements and Post-Termination Payments

A.	Employment Agreements

Messrs. Gilmore and DeGiorgio are parties to employment agreements with the Company, as was Mr. Valdes prior to his retirement. These employment agreements were originally entered into with the Company’s prior parent, The First American Corporation, but were assumed by the Company in connection with the separation and subsequently extended.

Messrs. Gilmore and DeGiorgio. These agreements, originally approved by the compensation committee of The First American Corporation on November 18, 2008 and executed in December 2008, would have expired on December 31, 2011 if not renewed. The Committee authorized the Company to renew these agreements on August 30, 2011. The decision to renew them reflected the Committee’s favorable evaluation of the performance of these executives, its view that renewal of the contracts provided an important retention incentive and the potential benefit to the Company from the non-competition, non-solicitation and other covenants in the contracts. The renewed agreements extended the employment term to December 31, 2014. The agreements specify minimum base salaries equal to the base salaries paid to such individuals at the time of renewal, namely $750,000 and $550,000 for Messrs. Gilmore and DeGiorgio, respectively. Determinations regarding bonus amounts, long term incentive awards and any increases in base salary remain at the discretion of the Committee.

The agreements continue to provide that if the Company terminates the executive’s employment without cause, the executive is entitled to an amount representing twice the sum of the executive’s base salary and the second largest of the prior three years’ bonuses. Half of this sum would be paid over the first year following termination in twelve equal monthly installments, and the other half would be paid at the end of this one-year period. The executive’s receipt of these amounts would be contingent on the Company’s receipt of a release from the executive as well as the executive’s compliance with certain non-compete, non-solicitation and confidentiality provisions contained within the agreement. In addition, if the executive’s employment is terminated without cause and the executive would otherwise, during the term of the agreement, have reached his “early retirement date” under the SERP, then the executive’s benefit will be deemed vested on his early retirement date notwithstanding the termination, provided that the executive’s “final average compensation” used to determine the amount of the benefit would be determined as of his actual termination date. No additional benefits are payable in the event that the executive voluntarily terminates or termination is on account of death or disability or is for cause.

Under the agreements, cause is defined to include (1) the executive officer’s physical or mental inability to perform the essential functions of his job, (2) willful breach of any fiduciary duties owed to the Company, (3) willful failure to comply with applicable rules and regulations, (4) gross incompetence in the performance of job duties, (5) commission of crimes involving moral turpitude, fraud, or misrepresentation, (6) the failure to perform duties consistent with a commercially reasonable standard of care, (7) refusal to perform job duties or reasonable directives from his superior or the Board of Directors and (8) any gross negligence or willful misconduct resulting in loss or damage to the reputation of the Company.

The agreements are attached as an exhibit to the Form 10-Q filed by the Company on November 2, 2011.

B.	Change-in-Control Arrangements

The Company’s 2010 Incentive Compensation Plan (except as otherwise provided in an award agreement) generally provides for the accelerated vesting of awards in the event of a change-in-control of the Company. Award agreements evidencing outstanding RSUs provide that vesting will not accelerate as a result of a change-in-control that has been approved by the Company’s incumbent Board of Directors.

Prior to January 1, 2011, the SERP generally provided for the accelerated vesting of benefits in the event of a change-in-control of the Company that was not approved by the Company’s incumbent directors and, upon the subsequent termination of the participant’s employment for any reason, the commencement of benefits as though the participant had attained normal retirement age. The Company amended the SERP, effective as of January 1, 2011, to, among other changes, require as a condition to the commencement of benefits the involuntary termination of the participant within 36 months of the change-in-control. In that event the amendments also provided for an actuarial reduction in the benefit payable to participants who had not yet reached age 55. Participants age 55 and older would receive the benefit they would otherwise have been entitled to at termination absent a change in control.

The document evidencing the SERP, as amended, is attached as an exhibit to the Form 10-K filed by the Company on March 1, 2011.

Change-in-Control Agreements. As part of the Company’s efforts to retain key employees, it has entered into agreements with each of the named executive officers to provide for certain benefits in the event the executive officer is terminated following a change-in-control. In October 2010 the Company amended these agreements to eliminate the excise tax gross-up for benefits payable under the agreements, to eliminate the obligation of the Company to pay benefits if the executive voluntarily terminates employment within 30 days of the one year anniversary of a change-in-control (commonly referred to as a “single trigger” provision) and to reduce the multiple of base and bonus payable from three to two. In the opinion of the Committee, these changes reflected current best practices with respect to such agreements.

Under the agreement a “change-in-control” means any one of the following with respect to the Company:

•	a merger or consolidation of the Company in which the Company’s stockholders end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company;

•

a change in the composition of the Company’s Board of Directors over a two-year period as a result of which fewer than a majority of the directors are incumbent directors, as defined in the agreement; or

•	the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 25% of the Company’s voting securities.

If the termination of the executive officer’s employment occurs without cause or if the executive officer terminates his employment for good reason within 36 months following the change-in-control, the Company is required to pay the following benefits in one lump sum within ten business days:

•	the executive officer’s base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;

•

an annual incentive bonus for the year in which the termination occurs in an amount equal to the target bonus for the year of termination (or if there is no target annual incentive bonus or under certain other specified circumstances, the average of the annual incentive bonuses paid for the three prior years), prorated through the date of termination;

•	accrued and unpaid vacation pay;

•	unreimbursed business expenses;

•	two times the executive officer’s annual base salary in effect immediately prior to the termination; and

•

two times the executive’s target bonus (or if there is no target annual incentive bonus or under certain other specified circumstances, two times the average of the annual incentive bonuses paid for the three prior years).

In addition, for a period of 24 months following the date on which the executive officer’s employment terminates, the Company will provide the same level of benefits and perquisites that the executive officer received at the time of termination or, if more favorable to the executive officer, at the time at which the change-in-control occurred. These benefits include tax-qualified and nonqualified savings plan benefits (excluding, however, any supplemental benefit plans), medical insurance, disability income protection, life insurance coverage and death benefits. To the extent that the executive officer cannot participate in the plans previously available, the Company will provide such benefits (or a cash equivalent) on the same after-tax basis as if they had been available. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

If the amount payable under the agreements, together with other payments and benefits, would constitute an “excess parachute payment” under the Internal Revenue Code and, consequently, be subject to excise tax, the change-in-control agreements provide for a reduction in the amount payable to that amount that would result in the elimination of the excise tax, provided that the reduced amount exceeds the amount the executive officer would receive if the excise tax had been applied.

The change-in-control agreements would initially have expired on December 31, 2012; however, they automatically extend for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term.

The form change-in-control agreement is attached as an exhibit to the Form 10-Q filed by the Company on November 1, 2010.

C.	Retirement Programs

As noted above, the Company maintains five programs that provide retirement benefits to the named executive officers: the First American Financial Corporation 401(k) Savings Plan, the First American Financial Corporation Pension Plan, the First American Financial Corporation Pension Restoration Plan, the SERP and the First American Financial Corporation Deferred Compensation Plan. The First American Financial Corporation 401(k) Savings Plan is described above under “III.B.4—Other Executive Officer Benefits.” Explanation of the other four plans can be found in connection with the Pension Benefits and Deferred Compensation Plan tables in the “Compensation Tables” section.

As part of its efforts to curtail the Company’s expenses, in 2010 management recommended certain changes to the benefits payable under the SERP. In response to this recommendation and based on its own analysis of practices at comparable companies with respect to similar plans, effective January 1, 2011, the Committee closed the SERP to new participants and, as part of the amendments described above, fixed as of December 31, 2010 the compensation used to determine benefits payable under the SERP. The amendments also capped the annual benefit to a maximum of $500,000 for the Company’s chief executive officer and $350,000 for other participants.

D.	Payments due Upon Terminations and/or a Change-in-Control

Calculations and further explanation of the payments due the named executive officers upon termination of employment and/or a change-in-control are found under the portion of the “Compensation Tables” section of this document entitled “Potential Payments Upon Termination or Change-in-Control.”

VIII.	Stock Ownership Guidelines, Clawback Policy and Anti-Hedging Policy

The Company has adopted guidelines requiring its chief executive officer to hold Company stock with a value equal to at least five times his base salary and each of the other named executive officers to hold stock with a value equal to at least three times their respective base salaries. In addition, as noted above under “V. – Adjustments or Recovery of Awards,” the Company has adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation received during the three full fiscal years prior to the announcement of a restatement of financial information to the extent such compensation would not have been received under the restated results. The Company also has adopted policies generally prohibiting executive officers and certain other employees from holding Company securities in a margin account, pledging Company securities as collateral and hedging ownership of Company securities by engaging in short sales or trading in option contracts involving Company securities.

IX.	Impact of Tax and Accounting

As a general matter, the Committee takes into account the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executive officers and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of stock options and RSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For RSUs the cost is generally equal to the fair value of the stock on the date of grant times the number of shares granted, although a discount was applied with respect to the Staking Grants, reflecting the uncertainty of the achievement of the performance criteria. Generally, this expense is amortized over the requisite service period. With respect to stock options, the Company calculates the fair value of the option and takes that value into account as an expense over the vesting period, after adjusting for possible forfeitures.

The Committee intends to design the Company’s compensation programs to conform to Section 162(m) of the Internal Revenue Code and related regulations so that total compensation paid to its named executive officers will not exceed $1,000,000 in any one year, except for compensation payments that qualify as “performance-based.” However, the Company may pay compensation which is not deductible in certain circumstances.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee on March 3, 2014 recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee Herbert B. Tasker, Chairman Michael D. McKee Mark C. Oman

Compensation Tables

The following tables set forth compensation information for the Company’s “named executive officers” pursuant to the specific requirements of applicable regulations. The Company believes that the Summary Compensation Table below does not completely reflect its perspective on compensation for its named executive officers. Rather, the Company believes that its perspective is more completely reflected in the “Compensation Discussion and Analysis” section above.

The following Summary Compensation Table sets forth compensation awarded to or earned by our named executive officers in 2011, 2012, and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Dennis J. Gilmore	2013	$900,000	$0	$2,903,101	$995,925	$0	$13,282	(4)	$4,812,308
Chief Executive Officer	2012	$750,000	$0	$1,647,169	$1,903,125	$1,167,321	$4,079		$5,471,694
	2011	$750,000	$0	$2,372,316	$897,188	$554,051	$5,871		$4,579,426

Kenneth D. DeGiorgio	2013	$725,000	$0	$1,368,741	$487,800	$0	$13,760	(5)	$2,595,301
Executive Vice President	2012	$600,000	$0	$730,484	$743,750	$331,610	$4,540		$2,410,384
	2011	$550,000	$0	$810,802	$420,750	$145,959	$6,331		$1,933,842

Christopher M. Leavell	2013	$675,000	$0	$1,318,734	$487,800	$0	$14,603	(6)	$2,496,137
COO of principal subsidiary	2012	$550,000	$0	$437,991	$743,750	$696,056	$5,287		$2,433,084
	2011	$425,000	$507,000	$379,994	$0	$344,304	$6,964		$1,663,262

Mark E. Seaton	2013	$445,000	$0	$414,339	$343,492	$0	$12,731	(8)	$1,215,562
EVP, Chief Financial Officer(7)	2012	$300,000	$0	$99,746	$398,125	$0	$1,644		$799,515
	2011	$285,000	$0	$49,986	$140,250	$0	$5,513		$480,749

Max O. Valdes	2013	$575,000	$0	$737,485	$378,045	$0	$12,825	(9)	$1,703,355
Executive Vice President	2012	$450,000	$0	$330,453	$656,250	$524,289	$3,675		$1,964,667
	2011	$450,000	$0	$494,910	$335,156	$281,662	$5,513		$1,567,241

Matthew F. Wajner(10)	2013	$254,217	$0	$19,489	$89,836	$0	$9,164	(11)	$372,706
VP, Chief Accounting Officer

(1)	As required by applicable rules, cash portions of the annual incentive bonus amounts that were paid through performance units, or were otherwise based upon the achievement of pre-determined performance metrics, are included under the column entitled “Non-Equity Incentive Plan Compensation”, as opposed to the column entitled “Bonus”.

(2)	The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with accounting guidance, as discussed in Note 16 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The values set forth under this column for each year reflect the grants made in that year based on performance metrics from the prior year (e.g., amounts reported for 2013 are based on performance metrics from 2012).

(3)

Reflects the change in the present value of the life annuity from the end of the year preceding the applicable fiscal year to the end of the applicable fiscal year for both the qualified and non-qualified pension plans (which are entitled the First American Financial Corporation Pension Plan, the First American Financial Corporation Pension Restoration Plan and the First American Financial Corporation Executive Supplemental Benefit Plan). Change in pension value for 2013 is $0 for Messrs. Gilmore, DeGiorgio, Leavell and Valdes because actuarial assumptions produced a negative amount. Messrs. Seaton and Wajner are not participants in any of these plans. See Pension Benefits table for assumptions. Amounts in the column do not include earnings under the Company’s deferred compensation plan as such earnings are neither above market nor preferential. The Company’s deferred compensation plan provides a return based on a number of investment crediting options.

(4)	This amount consists of (a) Company contributions of $11,250 to his account in the Company’s tax qualified 401(k) savings plan (b) life insurance premiums of $457 and (c) Company paid executive long-term disability insurance premium of $1,575.

(5)	This amount consists of (a) Company contributions of $11,250 to his account in the Company’s tax qualified 401(k) savings plan and (b) life insurance premiums of $935 and (c) Company paid executive long-term disability insurance premium of $1,575.

(6)	This amount consists of (a) Company contributions of $11,250 to his account in the Company’s tax qualified 401(k) savings plan and (b) life insurance premiums of $1,778 and (c) Company paid executive long-term disability insurance premium of $1,575.

(7)	Mr. Seaton was appointed as executive vice president, chief financial officer, in March of 2013.

(8)	This amount consists of Company contributions of $11,250 to his account in the Company’s tax qualified 401(k) savings plan and (b) Company paid executive long-term disability insurance premium of $1,481.

(9)	This amount consists of Company contributions of $11,250 to his account in the Company’s tax qualified 401(k) savings plan and (b) Company paid executive long-term disability insurance premium of $1,575.

(10)	Mr. Wajner became an executive officer in March 2013.

(11)	This amount consists of Company contributions of $8,161 to his account in the Company’s tax qualified 401(k) savings plan and (b) Company paid executive long-term disability insurance premium of $1,003.

Grants of Plan-Based Awards

The following table contains information concerning awards of RSUs and performance units made by the Company to each of our named executive officers during fiscal year 2013.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis J. Gilmore	3/4/13	(1)	2/7/13	—	—	$2,145,000
	3/4/13	(2)	2/7/13				—	78,092	—		$1,903,102
	3/4/13	(3)	2/7/13				—	41,034	—		$999,999

Kenneth D. DeGiorgio	3/4/13	(1)	2/7/13	—	—	$875,000
	3/4/13	(2)	2/7/13				—	30,519	—		$743,748
	3/4/13	(3)	2/7/13				—	25,646	—		$624,993

Christopher M. Leavell	3/4/13	(1)	2/7/13	—	—	$875,000
	3/4/13	(2)	2/7/13				—	30,519	—		$743,748
	3/4/13	(3)	2/7/13				—	23,594	—		$574,986

Mark E. Seaton	3/4/13	(1)	2/7/13	—	—	$600,000
	3/4/13	(2)	2/7/13				—	8,796	—		$214,359
	3/4/13	(3)	2/7/13				—	8,206	—		$199,980

Max O. Valdes	3/4/13	(1)	2/7/13	—	—	$814,000
	3/4/13	(2)	2/7/13				—	17,952	—		$437,490
	3/4/13	(3)	2/7/13				—	12,310	—		$299,995

Matthew F. Wajner	3/20/13	(2)	2/7/13							783	$19,489

(1)	Awards represent the maximum amount payable with respect to performance units awarded under the Company’s incentive compensation plan for 2013. None of the awards were payable unless, as was the case, the net income of the Company for 2013 was at least $25 million, excluding (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss and (f) foreign exchange gains and losses (“Extraordinary Items”). The Compensation Committee has the discretion to reduce the amount of the performance units. See “Compensation Discussion and Analysis—III. Compensation Structure—B. Pay Elements—Details—(2) Annual Incentive Bonus.” The amounts identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2013 are the actual amounts paid under the plan.

(2)	Grants represent the portion of the 2012 annual bonus, paid in 2013, in the form of Bonus RSUs. Vesting of those Bonus RSUs generally occurs at a rate of 25% per year on each anniversary of the date of grant, and with the exception of Mr. Wajner, would not occur unless, as was the case, the net income of the Company for 2013 was at least $25 million, excluding Extraordinary Items.

(3)	Grants represent Long-Term Incentive RSUs which were issued to the named executive officers in 2013 for 2012 performance. Vesting of those Long-Term Incentive RSUs generally occurs at a rate of 25% per year on each anniversary of the date of grant, and would not occur unless, as was the case, the net income of the Company for 2013 was at least $25 million, excluding Extraordinary Items. The award to Mr. Valdes provides for continued vesting of his award following early retirement. Specifically, if Mr. Valdes retires after March 4, 2014 but before October 1, 2014, 66-2/3% will vest on the second anniversary of the grant date, and if he retires on or after October 1, 2014, 33-1/3% will vest on the second anniversary of the grant date and the remaining 33-1/3% will vest on the third anniversary of the grant date, provided, in each case, Mr. Valdes provides reasonable transitional assistance after his retirement.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards of the Company held by the named executive officers as of December 31, 2013. All equity awards outstanding at the time of the separation from The First American Corporation (“TFAC”) were converted into Company equity awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Dennis J. Gilmore	116,453	0	13.13	2/26/2014
	139,744	0	15.70	2/28/2015
	139,744	0	20.40	12/8/2015
					20,481	(4)	$577,564
					57,705	(5)	$1,627,281
					49,369	(6)	$1,392,205
					28,202	(7)	$795,296
					83,284	(8)	$2,348,609
					151,683	(9)	$4,277,461
					121,506	(14)	$3,426,469

Kenneth D. DeGiorgio					6,963	(4)	$196,357
					19,679	(5)	$554,948
					15,111	(6)	$426,130
					11,339	(7)	$319,760
					36,935	(8)	$1,041,567
					70,786	(9)	$1,996,165
					57,284	(14)	$1,615,409

Christopher M. Leavell	23,290	0	19.96	1/13/2016
					6,360	(10)	$179,352
					10,502	(11)	$296,156
					11,764	(12)	$331,745
					22,144	(8)	$624,461
					50,561	(9)	$1,425,820
					55,193	(14)	$1,556,443

Mark E. Seaton					189	(10)	$5,330
					282	(11)	$7,952
					1,658	(6)	$46,756
					5,042	(8)	$142,184
					17,339	(14)	$488,960

Max O. Valdes					5,498	(4)	$155,044
					12,098	(5)	$341,164
					10,582	(6)	$298,412
					5,617	(7)	$158,399
					16,707	(8)	$471,137
					30,865	(14)	$870,393

Matthew F. Wajner					283	(13)	$7,981
					458	(15)	$12,916
					2361	(16)	$66,580
					794	(17)	$22,391

(1)	The options referenced in the table have a ten-year life.

(2)	The RSUs vest in equal annual increments commencing on the first anniversary of the grant.

(3)	Represents the value of unvested RSUs based on a stock price of $28.20 as of December 31, 2013.

(4)	Remaining vesting dates include: 3/4/2014.

(5)	Remaining vesting dates include: 3/3/2014 and 3/3/2015.

(6)	Remaining vesting dates include: 3/3/2014 and 3/3/2015.

(7)	Remaining vesting dates include: 3/31/2014 and 3/31/2015.

(8)	Remaining vesting dates include: 3/1/2014, 3/1/2015 and 2/29/2016. With respect to Mr. Valdes’ Long Term Incentive RSUs awarded on February 29, 2012, if Mr. Valdes retires after March 1, 2014 but before October 1, 2014, 50% will vest on the three-year anniversary of the grant date, and if he retires on or after October 1, 2014, 25% will vest on the third anniversary of the grant date and the remaining 25% will vest on the fourth anniversary of the grant date, provided, in each case, Mr. Valdes provides reasonable transitional assistance after his retirement.

(9)	Represents the maximum potential staking grant RSUs as of December 31, 2013. The RSUs are to vest on 6/1/2014 and 6/1/2015 depending on continued employment with the Company and the Company’s total stockholder return over the applicable period. For a full description of the performance criteria and vesting schedule, see “Compensation Discussion and Analysis—III. Compensation Structure—B. Pay Elements—Details—(5) Staking Grants.” The performance criteria required for full vesting on the entire staking grant was achieved on October 24, 2012 and, thus, the awards began to vest annually in three equal installments beginning June 1, 2013 subject to continued employment through the applicable vesting date.

(10)	Remaining vesting dates include: 3/20/2014.

(11)	Remaining vesting dates include: 3/22/2014 and 3/22/2015.

(12)	Remaining vesting dates include: 3/21/2014 and 3/21/2015.

(13)	Remaining vesting dates include: 3/21/2014 and 3/21/2015.

(14)	Remaining vesting dates include: 3/4/2014, 3/4/2015, 3/4/2016 and 3/4/2017. With respect to Mr. Valdes’ Long Term Incentive RSUs awarded on March 4, 2013, if Mr. Valdes retires after March 4, 2014 but before October 1, 2014, 66-2/3% will vest on the second anniversary of the grant date, and if he retires on or after October 1, 2014, 33-1/3% will vest on the second anniversary of the grant date and the remaining 33-1/3% will vest on the third anniversary of the grant date, provided, in each case, Mr. Valdes provides reasonable transitional assistance after his retirement.

(15)	Remaining vesting dates include: 3/20/2014, 3/20/2015 and 3/20/2016.

(16)	Remaining vesting dates include: 12/20/2014, 12/20/2015 and 12/20/2016.

(17)	Remaining vesting dates include: 3/20/2014, 3/20/2015, 3/20/2016 and 3/20/2017.

Option Exercises and Stock Vested

The following table sets forth information concerning value realized by each of the named executive officers upon exercise of stock options and vesting of stock during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Dennis J. Gilmore	116,452	$1,703,204	208,093		$5,035,241
Kenneth D. DeGiorgio	0	$0	82,679	(1)	$1,997,224	(1)
Christopher M. Leavell	0	$0	56,492		$1,364,044
Mark E. Seaton	0	$0	3,113		$76,146
Max O. Valdes	0	$0	28,821		$705,161
Matthew F. Wajner	0	$0	1,065		$28,621

(1)	Includes 12,971 shares ($321,792 realized on vesting) that will be distributed at a later date pursuant to a deferred compensation arrangement.

Pension Benefits

The following table shows the actuarial present value of the accumulated retirement benefits payable upon normal retirement age to each of the named executive officers, computed as of December 31, 2013. The amounts are based upon benefits provided to the named executive officers under the tax-qualified First American Financial Corporation Pension Plan (“Pension Plan”), First American Financial Corporation Pension Restoration Plan (“Pension Restoration Plan”) and First American Financial Corporation Executive Supplemental Benefit Plan (“Executive Supplemental Benefit Plan”). Messrs. Seaton and Wajner are not participants in any of these plans.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)
Dennis J. Gilmore(3)	Pension Plan	20.6	$133,822	$0
	Executive Supplemental Benefit Plan	20.6	$5,134,151	$0

Kenneth D. DeGiorgio	Pension Plan	14.8	$28,761	$0
	Executive Supplemental Benefit Plan	14.8	$837,250	$0

Christopher M. Leavell	Pension Plan	16.5	$66,142	$0
	Executive Supplemental Benefit Plan	16.5	$2,263,411	$0

Max O. Valdes(3)	Pension Plan	25.0	$242,033	$0
	Pension Restoration Plan	25.0	$39,719	$0
	Executive Supplemental Benefit Plan	25.0	$2,690,012	$0

(1)	Credited years of service for both the Pension Plan and Pension Restoration Plan is the time between the participant’s deemed participation date under the plan and December 31, 2013. Credited years of service for the Executive Supplemental Benefit Plan is generally equal to credited years of service under the Pension Plan, and does not affect the benefit to the executive after minimum service requirements are met.

(2)

Pension Plan and Pension Restoration Plan benefits accrue from hire date through age 65. The following assumptions were used for calculating present values: interest rates of 4.97% and 4.80% for the Pension

Plan and Pension Restoration Plan respectively, pre- and post-retirement mortality per the 2014 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), benefit is payable as a single life annuity. Executive Supplemental Benefit Plan eligibility requires 10 years of service and 5 years of participation in the plan with the benefit dependent on age at retirement between 55 and 62, rather than credited years of service. The following assumptions were used for calculating present values: interest rate of 4.80%, pre- and post-retirement mortality per the 2014 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), benefit is payable as a 50% joint and survivor annuity and spouse is assumed to be two years younger than the participant.

(3)	Messrs. Gilmore and Valdes are eligible for early retirement due to their age and meeting certain service requirements, as described further below.

(1) Pension Plan

At the separation the Company assumed TFAC’s pension plan. Subject to certain conditions of age and tenure, all regular employees of TFAC and participating subsidiaries were eligible to join the Pension Plan until December 31, 2001. No employees have been eligible to join the Pension Plan after that date. In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1.5 % of pay (i.e., base salary plus cash bonuses, commissions and other pay) to the plan. As a result of amendments that were adopted in 1994, during plan years commencing after December 31, 1994, an employee was not required to contribute to the plan in order to participate.

Normal retirement age is defined under the Pension Plan as the later of the employee’s attainment of age 65 or three years of service. Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity: (i) for years of credited service as of December 31, 1994, to 1% of the first $1,000 and 1.25 % of remaining final average pay (i.e., the average of the monthly “pay,” as defined above, during the five highest paid consecutive calendar years out of the last 10 years prior to retirement) times the number of years of credited service as of December 31, 1994; and (ii) for years of credited service after December 31, 1994, to 0.75% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service subsequent to December 31, 1994.

Effective December 31, 2000, the Pension Plan was amended to exclude from the calculation of benefits (i) any pay earned after December 31, 2001, and (ii) any service earned after December 31, 2005. Effective December 31, 2002, the Pension Plan was amended to reduce the rate at which future benefits accrue for participants who had not yet attained age 50 by spreading the accrual of the benefit that would have accrued during 2003 to 2005 over extended periods ranging from 5 to 20 years, depending on the participant’s age as of December 31, 2002. The Pension Plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

A participant with at least three years of service may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits. Benefits are reduced 1/180th for each of the first 60 months and by 1/360th for each of any additional months by which the benefit commencement date precedes the participant’s normal retirement date. Benefit payment options include various annuity options, a form of benefit that is reduced prior to the commencement of the participant’s Social Security benefits and a lump sum in the case of certain terminations prior to age 55 and upon disability.

Federal tax law limits the maximum amount of pay that may be considered in determining benefits under the Pension Plan. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 in 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to $170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the Pension Plan before 1994 is $219,224, and since the plan does not consider pay earned after December 31, 2001, the highest final average pay that can be considered in determining benefits accruing after 1993 is $164,000.

(2) Pension Restoration Plan

During 1996, TFAC adopted the Pension Restoration Plan. The Company assumed this plan in connection with its separation from TFAC on June 1, 2010 for the Company’s share of then current and retired plan participants. This plan is an unfunded, non-qualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit discussed above. However, in order to limit its expense, the Pension Restoration Plan does not make up for benefit accruals on compensation exceeding $275,000. The Pension Restoration Plan also makes up for benefits that cannot be paid from the Pension Plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under the Pension Restoration Plan occurs at the same time that vesting occurs for that employee in his or her Pension Plan benefits. The Pension Restoration Plan became effective as of January 1, 1994, but only covers selected employees who were Pension Plan participants on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the Pension Plan was reduced from $235,840 to $150,000. The Pension Restoration Plan excludes pay earned after December 31, 2001, as does the Pension Plan. The Pension Restoration Plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

Effective January 1, 2009, to comply with Internal Revenue Code Section 409A, payment of benefits under the Pension Restoration Plan commences the first of the month following a participant’s separation from service or six months following a participant’s separation from service if he is considered a specified employee. Also, benefit options under the Pension Restoration Plan include various actuarial equivalent annuity options. The factors for early retirement are the same as those under the Pension Plan.

(3) Executive Supplemental Benefit Plan

The Company’s Executive Supplemental Benefit Plan provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel. The plan was originally adopted by TFAC in 1985 and has been amended a number of times since then. It was assumed by the Company on June 1, 2010, for its share of then current and retired plan participants, in connection with the separation from TFAC. Under the plan, as originally adopted, upon retirement at normal retirement date (the later of age 65 or completion of 10 years of service) the participant received a joint life and 50% survivor annuity benefit equal to 35% of “final average compensation.” “Final average compensation” was determined for those three calendar years out of the last 10 years of employment preceding retirement in which final average compensation is the highest. Final average compensation included base salary and commissions, cash bonuses and stock bonuses that are granted to compensate for past services (such as Bonus RSUs, as described below).

Under the original plan, the benefit was reduced by 5% for each year prior to normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs. With respect to such postponed retirement, the plan took into account covered compensation received until age 70, so that the retirement benefit of an executive who retired after normal retirement date was determined as the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of the Company or one of its subsidiaries for at least 10 years and covered by the plan for at least five years. The original pre-retirement death benefit consisted of 10 annual payments, each of which equals to 50% of final average compensation. Subject to applicable legal rules, the Board of Directors can, in its discretion, pay the participant or beneficiary in an actuarial equivalent lump sum or other form of benefit. Also under the original plan, in the event of a “change-in-control” (as defined in the plan) of the Company, a participant who retired after the change-in-control would receive the same benefits as if he were retiring upon the attainment of his normal retirement date.

The Executive Supplemental Benefit Plan was amended in September 2005 to provide that participants who thereafter engage in competition with the Company, either during their employment with or following their departure from the Company, forfeit their right to receive any vested benefits under the plan. Competition is defined to include involvement with a competing business, the misappropriation, sale, use or disclosure of the Company’s trade secrets, confidential or proprietary information and solicitation of Company employees or customers.

To reduce the costs of the plan, the plan was further amended in October 2007. Among other changes, this amendment (i) reduced the normal retirement date to the latest of age 62, the date on which the participant completes 10 years of service and the date on which the participant was covered, in combination, by the plan or the Management Supplemental Benefit Plan for five years; (ii) changed the period over which “final average compensation” was determined to the five full calendar years preceding retirement; (iii) reduced the maximum benefit payable to a joint life and 50% survivor annuity benefit equal to 30% of final average compensation; (iv) eliminated any increased benefit for postponed retirement beyond the normal retirement date; and (v) provided for accelerated vesting only upon a change-in-control that is not approved by the Company’s incumbent Board of Directors. The benefit is reduced by 5.952% for each year prior to age 62 in which retirement actually occurs. Participants who were vested as of the effective date of the amendment, November 1, 2007, are entitled to receive the higher of the benefit as calculated under the amended plan and the benefit to which the participant would have been entitled had he retired on October 31, 2007.

Finally, the plan was further amended effective January 1, 2011 to (i) close the plan to new participants; (ii) fix the period over which the “final average compensation” is calculated as the five-year period ending on December 31, 2010, irrespective of the participant’s actual retirement date; (iii) cap the maximum annual benefit at $500,000 for the Company’s chief executive officer and at $350,000 for all other participants; (iv) reduce the pre-retirement death benefit to 10 annual payments of 15% of “final average compensation” (which final average compensation is limited to the cap described above); and (v) provide 100% vesting in connection with a change in control and provide that, if within 36 months following the change in control, the participant’s employment is terminated by the Company without cause or by the participant for good reason the participant will be entitled to benefits equal to the benefits provided by the plan (subject to reductions for early retirement) or, if the participant is not yet eligible for early retirement, subject to an actuarial reduction.

Nonqualified Deferred Compensation

As reflected in the following table, certain of the named executive officers have elected to participate in the First American Financial Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) and/or elected to defer receipt of shares from RSUs granted under the First American Financial Corporation 2010 Incentive Compensation Plan:

Name	Executive Deferrals in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Amount of Deferred Compensation at Last FYE(3) ($)
Dennis J. Gilmore	$100,000	$0	$272,757	$0	$1,976,342
Kenneth D. DeGiorgio	$693,667	$0	$230,783	$0	$1,414,761
Christopher M. Leavell	$0	$0	$31,701	$0	$161,995
Mark E. Seaton	$0	$0	$0	$0	$0
Max O. Valdes	$381,707	$0	$36,968	$0	$418,675
Matthew F. Wajner	$0	$0	$0	$0	$0

(1)	Represents the amount contributed during the year to the Deferred Compensation Plan plus the value of any RSUs vested during the year but subject to deferred distribution.

(2)	Represents earnings or losses on participant-selected investment options in the Deferred Compensation Plan and/or the increase or decrease in the fair market value of the deferred RSUs, including dividend equivalents thereon. These amounts are not reflected in the Summary Compensation Table.

(3)	Of these balances, the following amounts were reported as compensation in the Company’s Summary Compensation Table contained in its prior proxy statements: For Mr. Gilmore, contributions of $100,000, $100,000 and $100,000 in 2013 (in connection with his 2012 bonus), 2012 (in connection with his 2011 bonus) and 2011 (in connection with his 2010 bonus), respectively, to the Deferred Compensation Plan; For Mr. DeGiorgio, contributions of $371,875 in 2013 (in connection with his 2012 bonus), $180,192 of his March 3, 2011 Bonus RSU grant and $141,600 of his March 31, 2011 Long-Term Incentive RSU grant, which were subject to deferral in 2013, $114,154 of his March 3, 2011 Bonus RSU grant and $88,539 of his March 31, 2011 Long-Term Incentive RSU grant, which were subject to deferral in 2012; For Mr. Valdes, contributions of $381,707 in 2013 from his salary. Additional amounts were contributed by the executives to the Deferred Compensation Plan prior to the Company’s separation from its former parent company in 2010.

The Deferred Compensation Plan offers to a select group of management and highly compensated employees the opportunity to elect to defer portions of their base salary, commissions and cash bonuses. A committee appointed by the Board of Directors is responsible for administering the plan. The plan is unfunded and unsecured. However, the Company informally funds the plan through variable universal life insurance and absorbs all insurance charges. The Company maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect scheduled and nonscheduled in-service withdrawals of compensation deferred prior to January 1, 2005, and the earnings and losses attributable thereto. Withdrawals of compensation deferred after December 31, 2004, and the earnings and losses attributable thereto, must be scheduled by the participant at the time the participant elects to defer such compensation.

Participants allocate their deferrals among a variety of investment crediting options offered under the plan. The investment crediting rates are based upon the rates of return available under certain retail mutual funds.

For all participants who joined the Deferred Compensation Plan prior to December 31, 2001, the plan provides a pre-retirement death benefit equal to the lesser of 15 times the amount deferred in the participant’s first year of participation or $2 million. The death benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001 are not eligible for this death benefit. The Company maintains term life insurance policies to fund this enhanced pre-retirement death benefit.

Potential Payments upon Termination or Change-in-Control

The following tables describe payments and other benefits that would be provided to the named executive officers under the specified circumstances upon a change-in-control of the Company or their termination on December 31, 2013. For further discussion, see “Compensation Discussion and Analysis—VII. Employment Agreements and Post-Termination Payments.”

Dennis J. Gilmore

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination(1)	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ Without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$7,772,676	(2)	$0	$6,700,000	(3)	$0		$0
Bonus	$0	$0	$0		$0	$2,450,000	(4)	$0		$0
Accelerated Vesting of RSUs(5)	$6,146,444	$0	$9,212,816		$14,444,886	$14,444,886		$13,233,798		$13,233,798
Benefit Continuation	$0	$0	$0		$0	$148,383	(6)	$0		$0

Incremental Severance Sub-Total	$6,146,444	$0	$16,985,492		$14,444,886	$23,743,269		$13,233,798		$13,233,798
Previously Earned/Vested Amounts
Deferred Compensation Plan	$1,976,342	$1,976,342	$1,976,342		$0	$1,976,342		$2,051,342	(7)	$1,976,342
Vested Stock Options(8)(9)	$4,591,750	$0	$4,591,750		$4,591,750	$4,591,750		$4,591,750		$4,591,750
Vested 401(k) Savings Plan Balance	$758,131	$758,131	$758,131		$87,507	$758,131		$758,131		$758,131
Vested Pension Plan	$138,278	$138,278	$138,278		$0	$138,278		$68,747	(10)	$138,278
Vested Executive Supplemental Benefit Plan	$6,567,027	$0	$6,567,027		$0	$6,567,027		$3,241,758		$6,567,027

Total “Walk-Away” Value	$20,177,972	$2,872,751	$31,017,020		$19,124,143	$37,774,797		$23,945,526		$27,265,326

(1)	Voluntary termination would qualify as early retirement under the Executive Supplemental Benefit Plan. Under the plan, early retirement is defined as retirement at age 55 and satisfaction of the other vesting requirements. Under the Company’s RSU grant agreements, voluntary termination would qualify as early retirement.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(3)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(4)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(5)

The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and, with exception of the staking grant, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62). In the event of involuntary termination without cause (absent a change-in-control), death or disability, the prorated number of staking grant RSUs based on the total number of days elapsed between the June 1, 2010 grant date and the date of such termination vest annually in three equal installments beginning June 1, 2013.

(6)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(7)	Represents the sum of (a) the vested balance on December 31, 2013, of $1,976,342 and (b) a $75,000 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

(8)	Represents the intrinsic value of stock options based on the Company’s closing stock price on December 31, 2013 of $28.20.

(9)	Options granted under the Company’s 2010 Incentive Compensation Plan are exercisable within: 5 days of voluntary termination or termination without cause; 90 days of retirement; and one year of death or disability.

(10)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the later of the participant’s current age or age 55.

Kenneth D. DeGiorgio

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ Without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$3,733,272	(1)	$0	$3,450,000	(2)	$0		$0
Bonus	$0	$0	$0		$0	$1,000,000	(3)	$0		$0
Accelerated Vesting of RSUs(4)	$0	$0	$3,554,728		$6,150,335	$6,150,335		$5,585,156		$5,585,156
Benefit Continuation	$0	$0	$0		$0	$157,457	(5)	$0		$0
Enhanced Executive Supplemental Benefit Plan(6)	$0	$0	$0		$0	$1,064,584	(7)	$1,070,937	(8)	$1,393,467	(9)

Incremental Severance Sub-Total	$0	$0	$7,288,000		$6,150,335	$11,822,376		$6,656,093		$6,978,623
Previously Earned/Vested Amounts
Deferred RSUs(10)	$744,452	$744,452	$744,452		$744,452	$744,452		$744,452		$744,452
Deferred Compensation Plan	$670,309	$670,309	$670,309		$0	$670,309		$1,282,684	(11)	$670,309
Vested 401(k) Savings Plan Balance	$593,349	$593,349	$593,349		$20,067	$593,349		$593,349		$593,349
Vested Pension Plan	$28,761	$28,761	$28,761		$0	$28,761		$14,999	(12)	$28,761

Total “Walk-Away” Value	$2,036,871	$2,036,871	$9,324,871		$6,914,854	$14,471,622		$8,291,577		$9,015,494

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(3)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(4)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and, with exception of the staking grant, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62). In the event of involuntary termination without cause (absent a change-in-control), death or disability, the prorated number of staking grant RSUs based on the total number of days elapsed between the June 1, 2010 grant date and the date of such termination vest annually in three equal installments beginning June 1, 2013.

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(6)	“Enhanced Executive Supplemental Benefit Plan” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the Executive Supplemental Benefit Plan.

(7)	If a qualifying termination occurs within 36 months after a change-in-control of the Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: 2014 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 4.80%.

(8)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 4.80% discount rate.

(9)	Represents the present value of the benefit calculated using the following assumptions: 2014 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), a discount rate of 4.80% and participant remains disabled until earliest retirement date at age 55.

(10)	Represents RSUs that would have otherwise vested had they not been deferred pursuant to a deferred compensation arrangement.

(11)	Represents the sum of (a) the vested balance on December 31, 2013, of $670,309 and (b) a $612,375 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

(12)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the later of the participant’s current age or age 55.

Christopher M. Leavell

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason	Without Termination	With Termination for Good Reason/ Without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$0	$0	$3,350,000	(1)	$0		$0
Bonus	$0	$0	$0	$0	$1,000,000	(2)	$0		$0
Accelerated Vesting of RSUs(3)	$0	$0	$3,189,068	$4,413,977	$4,413,977		$4,010,281		$4,010,281
Benefit Continuation	$0	$0	$0	$0	$116,918	(4)	$0		$0
Enhanced Executive Supplemental Benefit Plan(5)	$0	$0	$0	$0	$2,278,133	(6)	$1,327,806	(7)	$2,513,956	(8)

Incremental Severance Sub-Total	$0	$0	$3,189,068	$4,413,977	$11,159,028		$5,338,087		$6,524,237
Previously Earned/Vested Amounts
Deferred Compensation Plan	$161,995	$161,995	$161,995	$0	$161,995		$629,245	(9)	$161,995
Vested Stock Options(10)(11)	$191,910	$0	$191,910	$191,910	$191,910		$191,910		$191,910
Vested 401(k) Savings Plan Balance	$400,221	$400,221	$400,221	$0	$400,221		$400,221		$400,221
Vested Pension Plan	$66.142	$66.142	$66.142	$0	$66.142		$34.166	(12)	$66.142

Total “Walk-Away” Value	$820,268	$628,358	$4,009,336	$4,605,887	$11,979,296		$6,593,629		$7,344,505

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(2)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(3)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors and, with the exception of the staking grant, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62). In the event of involuntary termination without cause (absent a change-in-control), death or disability, the prorated number of staking grant RSUs based on the total number of days elapsed between the June 1, 2010 grant date and the date of such termination vest annually in three equal installments beginning June 1, 2013.

(4)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(5)	“Enhanced Executive Supplemental Benefit Plan” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the Executive Supplemental Benefit Plan.

(6)	If a qualifying termination occurs within 36 months after a change-in-control of the Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: 2014 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e) and a discount rate of 4.80%.

(7)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 4.80% discount rate.

(8)	Represents the present value of the benefit calculated using the following assumptions: 2014 Static Mortality Table for Non-annuitants per §1.430(h)(3)-1(e), a discount rate of 4.80% and participant remains disabled until earliest retirement date at age 55.

(9)	Represents the sum of (a) the vested balance on December 31, 2013, of $161,995 and (b) a $467,250 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

(10)	Represents the intrinsic value of stock options based on the Company’s closing stock price on December 31, 2013 of $28.20.

(11)	Options granted under the Company’s 2010 Incentive Compensation Plan are exercisable within: 5 days of voluntary termination or termination without cause; 90 days of retirement; and one year of death or disability.

(12)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the later of the participant’s current age or age 55.

Mark E. Seaton

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason	Without Termination	With Termination for Good Reason/ Without Cause		Death	Disability
Amounts due to Triggering Event
Severance	$0	$0	$0	$0	$2,250,000	(1)	$0	$0
Bonus	$0	$0	$0	$0	$650,000	(2)	$0	$0
Accelerated Vesting of RSUs(3)	$0	$0	$348,270	$691,182	$691,182		$691,182	$691,182
Benefit Continuation	$0	$0	$0	$0	$143,430	(4)	$0	$0

Incremental Severance Sub-Total	$0	$0	$348,270	$691,182	$3,734,612		$691,182	$691,182
Previously Earned/Vested Amounts
Vested 401(k) Savings Plan Balance	$188,431	$188,431	$188,431	$0	$188,431		$188,431	$188,431

Total “Walk-Away” Value	$188,431	$188,431	$536,701	$691,182	$3,923,043		$879,613	$879,613

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(2)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(3)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62).

(4)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

Max O. Valdes

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination(1)	For Cause	Without Cause/ Good Reason		Without Termination	With Termination for Good Reason/ Without Cause		Death		Disability
Amounts due to Triggering Event
Severance	$0	$0	$2,749,582	(2)	$0	$2,700,000	(3)	$0		$0
Bonus	$0	$0	$0		$0	$775,000	(4)	$0		$0
Accelerated Vesting of RSUs(5)	$1,355,969	$0	$1,355,969		$2,294,549	$2,294,549		$2,294,549		$2,294,549
Benefit Continuation	$0	$0	$0		$0	$125,169	(6)	$0		$0

Incremental Severance Sub-Total	$1,355,969	$0	$4,105,511		$2,294,549	$5,894,718		$2,294,549		$2,294,549
Previously Earned/Vested Amounts
Vested 401(k) Savings Plan Balance	$550,036	$550,036	$550,036		$52,436	$550,036		$550,036		$550,036
Vested Pension Plan	$241,860	$241,860	$241,860		$0	$241,860		$120,200	(7)	$241,860
Vested Pension Restoration Plan	$39,391	$39,391	$39,391		$0	$39,391		$19,615	(7)	$19,615
Vested Executive Supplemental Benefit Plan	$2,685,282	$0	$2,685,282		$0	$2,685,282		$1,322,757		$2,685,282

Total “Walk-Away” Value	$4,872,538	$831,287	$7,622,120		$2,346,985	$9,411,287		$4,307,157		$5,791,342

(1)	Voluntary termination would qualify as early retirement under the Executive Supplemental Benefit Plan. Under the plan, early retirement is defined as retirement at age 55 and satisfaction of the other vesting requirements. Under the Company’s RSU grant agreements, voluntary termination would qualify as early retirement.

(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.

(3)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(4)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(5)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62).

(6)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

(7)	Represents the lump sum present value equal to one half of accrued benefit, converted to a qualified joint and survivor form and payable to female spouse three years younger than participant at the later of the participant’s current age or age 55.

Matthew F. Wajner

		Involuntary Termination		Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/ Good Reason	Without Termination	With Termination for Good Reason/ Without Cause		Death	Disability
Amounts due to Triggering Event
Severance	$0	$0	$0	$0	$780,000	(1)	$0	$0
Bonus	$0	$0	$0	$0	$130,000	(2)	$0	$0
Accelerated Vesting of RSUs(3)	$0	$0	$43,287	$109,867	$109,867		$109,867	$109,867
Benefit Continuation	$0	$0	$0	$0	$110,456	(4)	$0	$0

Incremental Severance Sub-Total	$0	$0	$43,287	$109,867	$1,130,323		$109,867	$109,867
Previously Earned/Vested Amounts
Vested 401(k) Savings Plan Balance	$36,957	$36,957	$36,957	$0	$36,957		$36,957	$36,957

Total “Walk-Away” Value	$36,957	$36,957	$80,244	$109,867	$1,167,280		$146,824	$146,824

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last 3 completed fiscal years.

(2)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination. Also assumes that, while any outstanding performance units would vest in the event of a change-in-control of the Company, the Compensation Committee would exercise its discretion to reduce any performance units awarded to the amount of the target annual incentive bonus.

(3)	The Company’s 2010 Incentive Compensation Plan and related agreements provide for acceleration of unvested RSUs in the event of a change-in-control of the Company that is not approved by the Board of Directors, death or disability. In the event of involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In addition, unvested Bonus RSUs vest one year after early retirement (age 55 with 10 years of service) and unvested Long-Term Incentive RSUs vest one year after normal retirement (age 62).

(4)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)($)	All Other Compensation ($)		Total ($)
Anthony K. Anderson	50,000	63,992	0		113,992
Hon. George L. Argyros	51,000	63,992	0		114,992
Hon. William G. Davis	32,356	63,992	61,786	(2)	158,134
James L. Doti	100,000	63,992	0		163,992
Lewis W. Douglas, Jr.	32,192	63,992	0		96,184
Parker S. Kennedy	202,000	63,992	0		265,992
Michael D. McKee	60,000	63,992	0		123,992
Thomas V. McKernan	64,000	63,992	0		127,992
Mark C. Oman(3)	43,685	49,088	0		92,773
Herbert B. Tasker	83,534	63,992	0		147,526
Virginia M. Ueberroth	59,356	63,992	0		123,348

(1)	The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with accounting guidance, as discussed in Note 16 to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Mr. Davis received $65,000 Canadian dollars for service on the board of directors of FCT Insurance Company Ltd., a Canadian subsidiary of the Company. In addition, Mr. Davis received $750 Canadian dollars for his participation in FCT’s Advisory Council meetings. The amounts were converted using the Interbank rate as of December 31, 2013, of 1 Canadian dollar to 0.93971 US dollars.

(3)	Mr. Oman was appointed to the Board of Directors on March 27, 2013.

The aggregate number of stock options and RSUs of the Company held by each non-employee director as of December 31, 2013 were as follows:

Name	Stock Options (#)	Restricted Stock Units (#)
Anthony K. Anderson	0	2,883
Hon. George L. Argyros	11,645	6,600
Hon. William G. Davis	0	0
James L. Doti	11,645	6,600
Lewis W. Douglas, Jr.	0	0
Parker S. Kennedy	279,487	53,795
Michael D. McKee	0	6,600
Thomas V. McKernan	0	6,600
Mark C. Oman	0	2,302
Herbert B. Tasker	11,645	6,600
Virginia M. Ueberroth	11,645	6,600

The table above reflects the aggregate compensation received during 2013 from the Company. For 2013, the compensation of non-employee directors consisted of several components. The annual cash retainer for 2013 for each non-employee director was $40,000. The grant value of the 2013 RSU grant was $64,000 (which grant value may vary slightly due to rounding). Directors joining the Board mid-year were provided a pro-rated award of RSUs. The fee paid for attending each Board of Directors and committee meeting was $2,000 for in person meetings and generally $1,000 for telephonic meetings. The annual compensation of the chairs of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee was $25,000, $15,000, and $10,000, respectively.

The lead independent director of the Company received $15,000. Directors may also receive additional compensation for serving on the board of directors of certain of the Company’s subsidiaries (payments are described in footnote 2 to the table above).

On March 20, 2013 the Company granted to each non-management director $63,992 worth of RSUs, which vest over three years, subject to continued service on the Board. All outstanding awards vest upon retirement irrespective of length of service prior to such retirement. On June 20, 2013, Mr. Oman received a pro rata award based on his March 27, 2013 date of appointment to the Board.

The Board of Directors has established a stock ownership guideline for non-employee directors whereby such directors are expected to own at least five times their cash annual retainer in Company common stock. RSUs issued to directors are included for purposes of meeting the guideline. Directors have five years following commencement of service to satisfy the guideline.

Code of Ethics

The Board of Directors has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of this code of ethics is posted in the corporate governance section of the Company’s Web site at www.firstam.com. To the extent the Company waives or amends any provisions of this code of ethics, it will disclose such waivers or amendments on the above Web site. The Board also has adopted a broader code of ethics and conduct, applying to all employees, officers and directors, which also has been posted to the Web site at the address stated above. Each of these codes is available in print to any stockholder who requests it. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines which have been posted in the corporate governance section of the Web site at www.firstam.com and are available in print to any stockholder who requests them. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement. In addition to stating the standards that the Board applies in determining whether or not its members are independent, these guidelines state the qualifications and responsibilities of our directors and describe fundamental aspects of our Board and certain of its committees.

Compensation Committee Interlocks and Insider Participation

During 2013 our Compensation Committee consisted of its current members, Messrs. Tasker, McKee and Oman, as well as William G. Davis, and Lewis W. Douglas, Jr., who retired from the Board on May 14, 2013. Each member is not currently and has not formerly been an employee or officer of the Company and there were and are no compensation committee interlocks involving any of the members of the Compensation Committee.

Report of the Audit Committee

The Audit Committee of the Board of Directors reviews the Company’s accounting policies and financial reporting and disclosure practices, system of internal controls, audit process and the process for monitoring compliance with laws, regulations and corporate policies. The Board adopted a revised written charter for the Audit Committee on March 27, 2013. The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed them with management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in rule 3200T.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and be filed with the U.S. Securities and Exchange Commission.

Audit Committee James L. Doti, Chairman Thomas V. McKernan Herbert B. Tasker

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth details regarding equity securities of the Company that were authorized for issuance under equity compensation plans of the Company as of December 31, 2013.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands, except weighted-average exercise price)
Equity compensation plans approved by security holders	4,252	(1)	$18.03	10,493	(3)
Equity compensation not approved by security holders	—		$—	—

	4,252		$18.03	10,493

(1)	Consists of unexercised outstanding stock options and unvested or undistributed restricted stock units under the First American Financial Corporation 2010 Incentive Compensation Plan. See Note 16 to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 for additional information.

(2)	Calculated solely with respect to outstanding unexercised stock options.

(3)	Consists of the sum of the shares remaining under the First American Financial Corporation 2010 Incentive Compensation Plan and the shares remaining under the Company’s Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Rules adopted by the SEC require our officers and directors, and persons who own more than ten percent of our issued and outstanding common stock, to file reports of their ownership, and changes in ownership, of our shares with the SEC on prescribed forms. Officers, directors and greater-than-ten-percent stockholders are required by the SEC’s rules to furnish us with copies of all such forms they file with the SEC.

Based solely on the review of the copies of the forms received by us, or written representations from reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, since the filing of last year’s proxy statement, our officers, directors and greater-than-ten-percent beneficial owners timely complied with all such filing requirements.

Relationship with Independent Registered Public Accounting Firm

PwC was selected by our Audit Committee as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2013. This firm has served as our independent accountants since our June 1, 2010 separation from The First American Corporation.

A representative of PwC is expected to be present at the meeting. The representative will have the opportunity to make any desired statement and to answer any appropriate questions by the stockholders.

Principal Accounting Fees and Services

The aggregate fees billed during 2013 and 2012 in the four categories of service set forth in the table below are as follows:

Aggregate fees billed in year	2013	2012
Audit Fees	$6,441,936	$6,250,708
Audit-Related Fees(1)	$543,678	$545,956
Tax Fees(2)	$624,265	$498,919
All Other Fees(3)	$32,012	$130,667

(1)	These fees were incurred primarily for employee benefit plan audits, procedures performed for SSAE16 reports, internal control reviews and consultations concerning financial accounting and reporting standards.

(2)	These fees were incurred for tax advice, compliance and planning.

(3)	These fees were incurred primarily for services related to software licensing, human resources benchmarking and the review and assessment of the applicability of certain government regulations.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all engagements of the Company’s independent principal registered public accounting firm for audit and nonaudit services. Those engagements for which payment by the Company would exceed $25,000 for nonaudit services or $50,000 for audit services must be pre-approved by the Audit Committee or a designated member of that committee on an individual basis. The Audit Committee or its designee has pre-approved all engagements included in the “audit-related,” “tax” and “other” categories in the table above.

Stockholder Proposals

In order for a proposal by you or your fellow stockholders to be included in the proxy statement and form of proxy solicited by our Board for our next annual meeting of stockholders, the proposal must be received at our address indicated on the first page of this proxy statement no later than the close of business on December 5, 2014 and must comply with all other requirements of SEC Rule 14a-8.

If you wish to submit a proposal for consideration at next year’s annual meeting without including the same in the proxy statement and form of proxy solicited by our Board, you should inform our secretary no later than the close of business on February 18, 2015, of your intention to do so. If you wait longer, the holders of the proxies solicited by our Board may vote on your proposal at their discretion. Proposals also must be submitted in accordance with the applicable provisions of the Company’s bylaws, including the notice provisions.

These deadlines assume that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one year anniversary of the date of the current annual meeting. If such an event occurs, we will provide you with notice in our earliest possible quarterly report on Form 10-Q or on Form 8-K of the respective dates by which such proposals must be received.

Appraisal Rights

You are not entitled to appraisal rights in connection with the approval of the proposals to be voted upon at the meeting.

General Information

We will, upon the written request of any stockholder on the record date for the annual meeting, furnish without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year 2013 and will furnish, at a charge of $10, a copy of the exhibits thereto. Such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement.

The Board is not aware of any matters to come before the meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the meeting, the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors Jeffrey S. Robinson Vice President and Secretary

Santa Ana, California

April 2, 2014

Appendix A

Non-GAAP Financial Measures

This proxy statement contains an adjusted return on average equity financial measure that is not presented in accordance with generally accepted accounting principles (GAAP). The Company is presenting this non-GAAP financial measure because the Company’s Compensation Committee uses this measure as a factor in assessing performance for the purpose of making compensation decisions. The Company does not intend for this non-GAAP financial measure to be a substitute for any GAAP financial information. Below, this non-GAAP financial measure is presented with, and reconciled to, the most directly comparable GAAP financial measure. Investors should use this non-GAAP financial measure only in conjunction with the comparable GAAP financial measure.

Adjusted return on average equity is a non-GAAP financial measure because it excludes from total equity accumulated other comprehensive income and noncontrolling interests. The reconciliation of adjusted return on average equity to the most directly comparable GAAP financial measure is set forth below:

	Year Ended December 31,
	2013	2012
	(in thousands)
Net income attributable to the Company	$186,367	$301,041
Total equity	2,456,243	2,351,769

Return on average total equity	7.8%	13.7%

Non-GAAP Adjustments:

GAAP total equity	$2,456,243	$2,351,769
Accumulated other comprehensive loss	145,544	150,556
Noncontrolling interests	(3,194)	(3,704)

Adjusted total equity	$2,598,593	$2,498,621

Adjusted return on average equity	7.3%*	12.8%*

*	Preliminary calculations of adjusted return on average equity (7.4% for 2013 and 12.6% for 2012) were utilized by the Compensation Committee for purposes of determining compensation metric results for the annual incentive plan. The plan provides for no adjustment to the resulting payout if the final calculation of the metric would result in a bonus amount that differs by five percent or less from the amount determined by the preliminary calculation.

A-1

ARTESIA
FRWY
RIVERSIDE
FRWY
GARDEN
GROVE
FRWY
MESA
JAMBOREE RD
BRISTOL ST
MAIN ST
FIRST AMERICAN HOME OFFICE
MACARTHUR
BEACH BLVD
COSTA
JOHN WAYNE AIRPORT
JAMBOREE RD
SAN JOAQUIN HILLS TRANS CORR
LAGUNA CYN
COAST HWY
COLUMBINE AVE
MAPLE
HALLADAY
S. MAIN ST
FIRST AMERICAN S
MACARTHUR PL
FIRST AMERICAN WAY
MACARTHUR BLVD
1 First American Way

From San Diego: Take I-5 north, transition to I-405 north to 55 north. Exit MacArthur Blvd., turn left under freeway to MacArthur Place. Right to First American Way.

From Los Angeles: Take I-5 south, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur Blvd. to MacArthur Place. Right to First American Way.

From Riverside: Take 91 west, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur Blvd. to MacArthur Place. Right to First American Way.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 13, 2014

1:00 p.m. Pacific Time

At the home office of

First American Financial Corporation

1 First American Way, Santa Ana, California 92707

Your Vote Is Important to the Company!

First American Financial Corporation	proxy
1 First American Way
Santa Ana, California 92707

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2014.

The undersigned stockholder of First American Financial Corporation hereby revokes all previously granted proxies and appoints Dennis J. Gilmore and Kenneth D. DeGiorgio, and each of them, with power to each of substitution, to attend the annual meeting of the stockholders of said corporation to be held May 13, 2014, at 1:00 p.m. Pacific Time at the home office of First American Financial Corporation, 1 First American Way, Santa Ana, California, and any adjournments or postponements thereof; and to vote the shares of the undersigned at such meeting as indicated on the reverse side hereof, with all powers that the undersigned would have if acting in person; and with discretionary authority to act on such other matters as may properly come before said meeting or any adjournments or postponements thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES SHALL BE VOTED FOR ALL ITEMS.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/faf Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 12, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 12, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Class I directors:	01 James L. Doti 02 Michael D. McKee	03 Thomas V. McKernan 04 Virginia M. Ueberroth	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory Vote to Approve Executive Compensation.	☐	For	☐	Against	☐	Abstain

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.